Exhibit 2.1

QUOTA PURCHASE AGREEMENT
dated as of

July 13, 2019

between
CEP HOLDINGS SARL,
and
P&P FLOW CONTROL AG

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ARTICLE 1. DEFINITIONS AND INTERPRETATION 2
1.1 Definitions 2
1.2 Terms Defined in the Agreement 9
1.3 Interpretation 11
ARTICLE 2. PURCHASE AND SALE 13
2.1 Purchase and Sale; Purchase Price 13
2.2 Determination of Estimated Purchase Price and Working Capital 13
2.3 Closing 16
2.4 Replacement of Certain Assets, Systems and Personnel 18
2.5 Earn-Out 18
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER 21
3.1 Organization and Corporate Power 21
3.2 Authorization of Transactions 21
3.3 Seller Governmental Approvals 21
3.4 Absence of Conflicts 22
3.5 Capitalization 22
3.6 Title to Quota 22
3.7 Financial Information 22
3.8 Absence of Certain Changes 23
3.9 Material Contracts 23
3.10 Litigation 25
3.11 Licenses; Compliance with Laws 25
3.12 Intellectual Property 25
3.13 Employees and Labor Matters 26
3.14 Benefit Plans 26
3.15 Real Property 27
3.16 Tax Matters 28
3.17 Brokers 29
3.18 Customers and Suppliers 29
3.19 Title to Assets; Sufficiency of Assets; Condition of Assets 29
3.20 Insurance 29
3.21 Intercompany Arrangements 29
3.22 Guarantees 30

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3.23 Exclusivity of Representations 30
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER 31
4.1 Organization and Corporate Power 31
4.2 Authorization of Transactions 31
4.3 Buyer Governmental Approvals 31
4.4 Absence of Conflicts 32
4.5 Financing 32
4.6 Litigation 32
4.7 Solvency 32
4.8 Independent Investigation; No Other Representations or Warranties 33
4.9 Licenses and Approvals 34
4.10 Brokers 34
4.11 Investment Purpose 34
ARTICLE 5. COVENANTS OF SELLER 34
5.1 Conduct of the Business Pending the Closing 34
5.2 Access to Information 36
5.3 Resignations 37
5.4 Intercompany Agreements 37
5.5 Reorganization Transactions 37
5.6 Company's Quotaholders' Meetings 37
5.7 Non-Competition 37
5.8 Transition Service Agreement 38
ARTICLE 6. COVENANTS OF BUYER 38
6.1 Preservation of Books and Records; Post-Closing Access 38
6.2 Directors' and Officers' Indemnity and Insurance Coverage 39
6.3 Release of Directors 40
6.4 Company's New Directors 41
6.5 Seller Names; Name Change Filings 41
ARTICLE 7. COVENANTS OF THE PARTIES 42
7.1 Consents and Approvals 42
7.2 Confidentiality 44
7.3 Cooperation 45
7.4 Notification of Certain Matters 46

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7.5 Insurance ... 46
7.6 Updates to Seller Disclosure Schedule ... 46
7.7 Transfer of the CVC Equity Interest ... 46
7.8 Capital Reduction of CVC and Distribution ... 47
ARTICLE 8. EMPLOYEES AND EMPLOYMENT MATTERS ... 47
8.1 Employee and Agent Treatment ... 47
8.2 Employee and Agent Communications ... 48
ARTICLE 9. TAX MATTERS ... 48
9.1 Tax Covenants ... 48
9.2 Cooperation on Tax Matters ... 50
9.3 Tax Contest ... 50
9.4 Seller Consolidated Tax Matters ... 50
9.5 Survival ... 51
ARTICLE 10. CONDITIONS TO CLOSING ... 51
10.1 Conditions to Obligations of the Parties ... 51
10.2 Conditions to Obligations of Seller ... 51
10.3 Conditions to Obligations of Buyer ... 52
10.4 Frustration of Closing Conditions ... 52
ARTICLE 11. SURVIVAL; INDEMNIFICATION ... 52
11.1 Survival of Representations, Warranties and Covenants ... 52
11.2 Indemnification by Seller ... 53
11.3 Indemnification by Buyer ... 53
11.4 Limits on Indemnification ... 54
11.5 Direct Claims ... 55
11.6 Third Party Claims ... 55
11.7 Tax Treatment ... 56
11.8 Mitigation; Net Losses and Subrogation ... 56
11.9 Exclusive Remedy ... 57
ARTICLE 12. TERMINATION ... 58
12.1 Termination ... 58
12.2 Effect of Termination; Procedure ... 59
ARTICLE 13. MISCELLANEOUS ... 60
13.1 Press Releases and Announcements ... 60

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QUOTA PURCHASE AGREEMENT
This QUOTA PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 13th day of July, 2019, by and between CEP Holdings Sarl, a limited liability company (“société à responsabilité limitée”) organized under the laws of Luxembourg, with registered office at L-2320 Luxembourg, 21, boulevard de la Pétrusse and number of registration with the Luxembourg Companies and Trade Register B113746 (“Seller”), and P&P Flow Control AG, a limited liability company (“Aktiengesellschaft”), with registered office at Gabriel-von-Seidl-Str. 29a, 82031 Munich, Germany, registered at the district court of Munich under HRB 187855 (“Buyer”).
RECITALS
A.    Seller owns a 100% equity interest, par value €10,500,000 (the “Quota”), in the corporate capital of Pibiviesse S.r.l., a limited liability company (“società a responsabilità limitata”) incorporated under the laws of Italy, having its registered office at Via Bergamina 24, 20014 Nerviano (Milan), Italy, and enrolled with the Metropolitan Companies’ Register of Milan, Monza-Brianza and Lodi at no. 07798890153, with an authorized, issued and fully paid in corporate capital equal to €10,500,000 (the “Company”);
B.    The Company is engaged in the business of designing, manufacturing and selling on-off and control valves for industrial uses (the “Business”);
C.    As at the date hereof, the Company owns a 100% equity interest (the “CVC Equity Interest”) in the corporate capital of Suzhou CIRCOR Valve Co., Ltd., a limited liability company incorporated under the laws of the People Republic of China, having its registered office at Qun Xing San Road, Loufeng Town, Suzhou Industrial Park, People Republic of China (“CVC”);

D.    The Company and its 100% subsidiary CVC are herein jointly referred to as the “Target Group” and each of them as a “Target Group Company”. Seller and its Affiliates (excluding any Target Group Company) are herein together referred to as the "Seller's Group" and each of them as a “Seller's Group Company”. Buyer and its Affiliates (excluding any Target Group Company) are herein together each referred to as a “Buyer's Group Company”; and
E.    Pursuant to the terms and conditions of this Agreement, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, and take assignment and delivery of, the Quota.
AGREEMENTS
In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

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Article 1.
DEFINITIONS AND INTERPRETATION
1.1    Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” shall mean US GAAP as modified by those account classifications and accounting principles, policies and practices, if any, set forth on Exhibit B hereto that were used in the preparation of the Financial Statements and the Sample Working Capital Statement and to be used in the determination of the Closing Indebtedness, Working Capital and the Working Capital Excess or Working Capital Shortfall, as the case may be.
“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; in accordance with Article 2359, paragraph 1, of the Code; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agents” means, collectively, the agents, business finders (“procacciatori d’affari”), self-employed persons (“lavoratori autonomi”), collaborators (“collaboratori”), independent contractors and consultants of the Company.
“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Milan, Italy and New York, New York are authorized or required by Applicable Law to close.
“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Buyer to Seller in connection with this Agreement.
“Buyer Governmental Approvals” means, collectively, the Governmental Approvals, if any, set forth in Schedule 4.3 of the Buyer Disclosure Schedule.
“Cash and Cash Equivalents” means the aggregate amount of all cash and cash equivalents (including marketable securities and deposits in transit) of the Company, determined in accordance with US GAAP, as of the close of business on the date immediately prior to the Closing Date.
“Central European Time” means the time in central and western continental Europe (i.e., the UTC+1 time zone).
“Closing Date” means the date of the Closing, to be determined pursuant to Section 2.3.

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“Closing Indebtedness” means the Indebtedness of the Company, determined in accordance with US GAAP, applied in a manner consistent with the preparation of the
Signing Balance Sheet, as of the close of business on the date immediately prior to the Closing Date.
“Code” means the Italian Civil Code, as approved by Royal Decree No. 262 of March 16, 1942, as subsequently amended and supplemented.
“Competition Law” means any antitrust, competition or merger control Applicable Law of the European Union, any of the member states thereof and any other country in which the Company operates, has Assets or makes sales and which has jurisdiction over the transactions contemplated hereby (including Italy’s Law no. 287 of October 10, 1990).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 1, 2019, by and between CIRCOR International, Inc. and Buyer, as amended.
“Consent” means any consent, authorization, waiver or approval from, or notification requirements to, any third parties, other than Governmental Approvals.
“Contract” means any legally binding written contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or other similar instrument.
“Current Assets” means the current assets of the Company (excluding cash and cash equivalents, intercompany receivables and income Tax assets) determined in accordance with US GAAP, applied in a manner consistent with the preparation of the Signing Balance Sheet, as of the close of business on the date immediately prior to the Closing Date, calculated in the same manner as calculated in the Sample Working Capital Statement, utilizing the Accounting Principles.
“Current Liabilities” means the current liabilities of the Company (excluding Indebtedness, intercompany payables, lease liabilities and income Tax liabilities) determined in accordance with US GAAP, applied in a manner consistent with the preparation of the Signing Balance Sheet, as of the close of business on the date immediately prior to the Closing Date, calculated in the same manner as calculated in the Sample Working Capital Statement, utilizing the Accounting Principles.
“Eastern Standard Time” means the time on the eastern coast of the US and Canada (i.e., the UTC-5 time zone).
“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect or general principles of equity.
“Executory Contract” means a Contract that has any material obligation on the part of the Company remaining unperformed under such Contract, excluding (a) any Contract having as its sole remaining obligations warranty or confidentiality obligations that have not expired and (b) any purchase orders or sales orders entered into in the ordinary course of business, including any contracts evidencing ordinary course purchases on the Company’s website.

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“Fraud” means an intentional and knowing misrepresentation of material facts with intent to deceive with respect to the making of the representations and warranties contained in in this Agreement, to be interpreted pursuant to the notion of “dolo incidente” under Article 1440 of the Code.
“Fundamental Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.6, 3.17, 4.1, 4.2, 4.5 and 4.10.
“Governmental Approvals” means any notices, reports or other filings to be made with, or any consents, registrations, approvals, permits, licenses, authorizations and waivers to be obtained from, any Governmental Authority.
“Governmental Authority” means any international (including the European Union), federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, regulatory, executive or administrative branch, agency, commission, authority or other body of any of the foregoing), including (i) Italy’s Autorità Garante della Concorrenza e del Mercato (AGCM) and any other antitrust authority having jurisdiction over the transactions contemplated hereby, (ii) any financial market regulator or stock exchange, and (iii) any arbitrator or arbitration panel.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued by or entered into with any Governmental Authority.
“Indebtedness” means, with respect to a Person, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of, (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, excluding lease obligations, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” means Seller pursuant to Section 11.2 or Buyer pursuant to Section 11.3, as the case may be.
“Insurance Arrangements” means all policies of or agreements for insurance and interests in insurance pools and programs covering risks of the Company (in each case including self-insurance and insurance from Affiliates of the Company) and all rights of any nature with respect to any of the foregoing, including in each case all recoveries thereunder and rights to assert claims seeking any such recoveries.

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“Intellectual Property” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know‑how (including any registrations or applications for registration of any of the foregoing), domain name or any other similar type of proprietary intellectual property right.
“Italian GAAP” means the rules of the Code dealing with annual financial statements and the Italian generally accepted accounting principles as issued by the Organismo Italiano di Contabilità (OIC) or, in their absence, the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) of the IFRS Foundation, in each case applied on a basis that is consistent with past practice.
“Knowledge” as used in the phrases “to the Knowledge of Seller,” “to Seller’s Knowledge” or phrases of similar import means the actual knowledge of the persons listed in Schedule 1.1A of the Seller Disclosure Schedule (the “Knowledge of Seller”).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim or other similar restriction or encumbrance in respect of such property or asset.
“Litigation” means any claim, action, suit, arbitration, proceeding by or before any Governmental Authority.
“Loss” or “Losses” means any and all losses, damages, interest, awards, penalties, costs and expenses (including reasonable attorneys’ fees) actually suffered or incurred as an immediate and direct consequence of the conduct or event that caused such loss, excluding however any loss of profit (“lucro cessante”), punitive damage and any indirect, contingent, potential or consequential damage, loss or liability.
“Material Adverse Effect” means any effect, event, circumstance, development or change that, individually or in the aggregate, has, or would reasonably be expected to have, when viewed on both a long-term and a short-term basis, a material adverse effect on the operations or financial condition of the Company, excluding any effect, event, circumstance, development or change directly or indirectly resulting from: (i) circumstances, events or changes generally affecting the markets or industry (or segments thereof) in which the Company operates, including cyclical fluctuations and trends; (ii) changes in general economic or financial market conditions (including financial, credit or securities markets); (iii) any national or international political conditions or developments in general; (iv) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack or any other act of terrorism; (v) earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events; (vi) any failure by the Business to meet budgets, plans, projections, estimates or forecasts (whether internal or otherwise) for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, estimates or forecasts, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether a Material Adverse Effect has occurred); (vii) the announcement, pendency or performance of the transactions contemplated

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hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the Business, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, employees or regulators (provided, that the exception in this clause (vii) shall not apply to any representations and warranties contained in Article 3 that address the consequences from the announcement, pendency or performance of the transactions contemplated hereby); (viii) changes (or proposed changes) in Applicable Law or interpretation thereof or US GAAP or other accounting principles or interpretation thereof; (ix) the taking of or omission to take any action, which action or omission is required, permitted or contemplated by this Agreement or consented to by, or at the direction of, Buyer; (x) any event, development or change arising out of or relating to any matter or condition described in the Seller Disclosure Schedule to this Agreement; or (xi) the cessation of employment of any of the Company Employees prior to the Closing Date.
“Net Income” means earnings after taxes calculated in accordance with Italian GAAP.
“Notary Public” means the Italian notary public Edmondo Todeschini, with offices in Milan, Italy, before whom the Closing will take place.
“Owned Intellectual Property” means any Intellectual Property owned by the Company.
“Payoff Letter” means a letter provided by any Person to which any portion of the Closing Indebtedness is owed setting forth the amount of Closing Indebtedness and the instructions for the payment of such portion of the Closing Indebtedness and acknowledging that upon payment of the amount set forth in such letter at Closing, such Person will have received all amounts due to such Person from the Company in full and complete satisfaction in respect of the portion of the Closing Indebtedness owed to such Person.
“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, warehousemen’s, landlords’ or similar Liens arising in the ordinary course of business or by operation of Applicable Law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar laws or to secure public or statutory obligations; (d) restrictions on the transfer of securities arising under Applicable Laws; (e) in the case of the real property subject to the Real Property Leases, (i) zoning, building and other land use laws, including variances thereunder, imposed by a Governmental Authority, (ii) any right, title or interest of a landlord, sublandord, licensor or sublicensor under any of the Real Property Leases, and (iii) covenants, rights-of-way, encumbrances, easements, restrictions, conditions, and similar Liens that would be disclosed by a public records search of such real property or a survey or inspection of such real property; (f) other Liens, including minor irregularities or defects in title, that do not materially detract from or materially interfere with the Company’s present use of the property or asset encumbered thereby; (g) with respect to Intellectual Property, non-exclusive licenses granted to customers of

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the Company in the ordinary course of business; and (h) the Liens that are described on Schedule 1.1B of the Seller Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending at the close of business on the Closing Date.
“Registered Intellectual Property” means all United States, international and foreign Owned Intellectual Property that are the subject of an application pending with or registration issued by any Governmental Authority.
“Related Parties” means, with respect to a Person, such Person’s Affiliates, consultants, legal counsel, auditors, financial advisors, lenders, agents, representatives, employees, officers and directors.
“Sample Working Capital Statement” means the illustrative calculation of Working Capital attached hereto as Exhibit A.
“Seller Consolidated Tax Return” means any consolidated, combined, affiliated, unitary or similar Tax Return for a Seller Tax Group (including, for the avoidance of doubt, any such Tax Return for a Tax period during which the Company was a member of a Seller Tax Group for all or part of such Tax period).
“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.
“Seller Governmental Approvals” means, collectively, the Governmental Approvals, if any, set forth in Schedule 3.3 of the Seller Disclosure Schedule.
“Seller Guarantee” means any guarantee, indemnity, performance bond, letter of credit, deposit, or other security or contingent obligation in the nature of a financial obligation, including bank guarantees and letters of comfort or support, entered into or granted by Seller or any of its Affiliates with respect to any liabilities or obligations of the Company.
“Seller Name” means (a) any trademark, brand name, slogan, logo, internet domain name, corporate name, or other identifier of source or goodwill that includes the name “CIRCOR” and (b) any and all other derivatives or variations thereof.
“Seller Tax Group” means any affiliated group within the meaning of Tax Applicable Laws (and any similar affiliated, consolidated, combined, unitary or other Tax reporting group for state, local or foreign Tax purposes) that includes Seller or any Affiliate of Seller.

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“Seller Tax Group Proceeding” means any Tax Proceeding for or relating to any Seller Consolidated Tax Return.
“Straddle Tax Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which (i) voting power to elect a majority of the board of directors or other persons performing similar functions is held by the first mentioned Person and/or by any one more of its subsidiaries, or (ii) more than 50% of the equity interests are at the time, directly or indirectly owned by such first mentioned Person and/or by any one or more of its subsidiaries.
“Target Working Capital Amount” means € 13,000,000.00.
“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, capital gains, franchise, alternative or add‑on minimum, estimated, sales, use, transfer, registration, mortgage, cadastral, value added, excise, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, employment, capital stock, social security, unemployment, disability, payroll, employee or other withholding, or other tax of any kind whatsoever that is imposed by any Taxing Authority, including any interest, penalties, fines, charges, collection fees or additions thereto.
“Tax Proceeding” means any audit, examination or other administrative or judicial proceeding relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund or information return (including any schedule thereto or amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes.
“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax, including Italy’s Agenzia delle Entrate.
“Transaction Documents” means, collectively, this Agreement and each other document, certificate or agreement executed and delivered by the parties hereto pursuant to this Agreement.
“Transaction Expenses” means the aggregate amount of all (a) fees, costs and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, Seller or the Company in connection with or relating to the sale process for the Company or otherwise relating to the negotiation, preparation or execution hereof or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, in each case, to the extent unpaid and incurred by, or on behalf of, or to be paid by Seller or the Company, as of the Closing, including all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts engaged by, or on behalf of, Seller or the Company in connection with the transactions contemplated by this Agreement, (b) all severance, change-of-control, termination, tax-gross up, retention,

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incentive or “stay put” bonuses and any other similar payments payable by the Company to any director, manager, officer, or employee of, or consultant or independent contractor to, the Company that become due and payable by the Company solely as a result of the closing of the transactions contemplated by this Agreement, and (c) any payments to be made pursuant to or upon the termination of any Affiliate agreements (including any accrued and unpaid management, consulting, service fees and expenses thereunder); provided, however, that in no event shall “Transaction Expenses” include any fees or expenses (a) relating to Buyer’s or any of its Affiliates’ financing (including obtaining any consent or waiver relating thereto), (b) incurred by, or on behalf of, Buyer or any of its Affiliates (including any such costs incurred at the Closing) in connection with the performance by Buyer or any of its Affiliates of the Contemplated Transactions or (c) specified herein to be incurred at the expense of Buyer or any of its Affiliates.
“US GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.
“Working Capital” means (i) Current Assets plus (A) property, plant and equipment less depreciation and (B) goodwill, less (ii) Current Liabilities, in each case determined in accordance with US GAAP, applied in a manner consistent with the preparation of the Signing Balance Sheet, as of the close of business on the date immediately prior to the Closing Date, calculated in the same manner as calculated in the Sample Working Capital Statement, utilizing the Accounting Principles.
“Withholding Tax” means any tax arising from dividend payments during the Pre-Closing Tax Period or any other actions of Seller related to the sale of the Quota incurred by the Company or any tax arising from the CVC Transfer.
“Working Capital Excess” means the amount (if any) by which the Working Capital exceeds the Target Working Capital Amount.
“Working Capital Shortfall” means the absolute value of the amount (if any) by which the Working Capital is less than the Target Working Capital Amount.
1.2    Terms Defined in the Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accountant	Section 2.2(d)
Adjustment Amount	Section 2.2(f)
Agreement	Preamble
AIG Italy	Section 7.5
Balance Sheet Date	Section 3.7(a)
Benefit Plans	Section 3.14(a)
Business	Recitals
Buyer	Preamble
Buyer Confidential Information	Section 7.2(a)

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Term	Section
Buyer Indemnified Party	Section 11.2
Calculation Deadline	Section 2.2(d)
Claim Notice	Section 11.6(a)
Clients	Section 13.17
Closing	Section 2.3
Closing Date Calculation Statement	Section 2.2(a)
Company	Recitals
Company Employees	Section 3.13(a)
Confirmation Period	Section 2.5(b)
Company Prepared Tax Return	Section 9.1(b)(i)
Contingent Cash Payment	Section 2.1
Counsel	Section 13.17
CVC	Recitals
CVC Equity Interest	Recitals
CVC Transfer	Section 7.7
D&O Indemnitees	Section 6.2(a)
Dispute	Section 13.15(a)
Disputed Earn-Out Amounts	Section 2.5(c)(i)
Earn-Out Dispute Notice	Section 2.5(b)
Earn-Out Payment	Section 2.5(d)
Earn-Out Period	Section 2.5(a)
Earn-Out Statement	Section 2.5(a)
End Date	Section 12.1(b)(i)
Estimated Cash	Section 2.2(a)
Estimated Indebtedness	Section 2.2(a)
Estimated Purchase Price	Section 2.2(a)
Estimated Transaction Expenses	Section 2.2(a)
Estimated Working Capital	Section 2.2(a)
Financial Statements	Section 3.7(a)
Initial Post-Closing Statement	Section 2.2(b)
Jones Day	Section 13.16
Licenses	Section 3.11
Material Contracts	Section 3.9(b)
Notice Period	Section 11.6(b)
Objection Notice	Section 2.2(c)
Objection Period	Section 2.2(b)
Pre-Closing Engagements	Section 13.17
Pre-Closing Tax Returns	Section 9.1(b)(i)
Privileged Communications	Section 13.17

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Term	Section
Purchase Price	Section 2.1
Quota	Recitals
Real Property Leases	Section 3.15(b)
Reconciliation Period	Section 2.5(c)
Reorganization	Section 5.5
Rules	Section 13.15(c)
Seller	Preamble
Seller Confidential Information	Section 7.2(b)
Seller Indemnified Party	Section 11.3
Signing Balance Sheet	Section 3.7 (a)
Solvent	Section 4.7(b)
Straddle Tax Returns	Section 9.1(b)(i)
Tax Proceeding	Section 9.3
Third Party Claim	Section 11.6(a)
Transition Services Agreement	Section 2.3(b)(iii)
Transfer Deed	Section 2.3(b)(iii)

1.3    Interpretation.
(a)    Number; Gender; Person. Any term defined in the singular form will have the same meaning when used in its plural form and any term defined in the plural form will have the same meaning when used in its singular form. Words of one gender shall be held to include the other genders as the context requires. References to a Person are also to such Person’s permitted successors and assigns.
(b)    Party. Buyer and Seller shall be referred to herein individually as a “party” and collectively as the “Parties,” except where the context otherwise requires.
(c)    Terms. The table of contents and headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not be deemed to limit, characterize or in any way affect the meaning or interpretation of this Agreement. The contents of the Seller Disclosure Schedule, the Buyer Disclosure Schedule and each of the Exhibits, schedules and annexes attached hereto and thereto form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Seller Disclosure Schedule, the Buyer Disclosure Schedule and each such Exhibit, schedule and annex. As used in this Agreement: (i) the term “including” (or any variation thereof) means “including, without limitation;” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “herewith” and words of similar import shall, unless the context otherwise requires, refer to this Agreement as a whole (including the Seller Disclosure Schedule, the Buyer

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Disclosure Schedule and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, (iv) all references to the preamble, recitals, Sections, Articles, Exhibits, Seller Disclosure Schedule or Buyer Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits, Seller Disclosure Schedule or Buyer Disclosure Schedule of, or to, this Agreement, unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) all terms defined in this Agreement shall have their defined meanings when used in the Seller Disclosure Schedule, the Buyer Disclosure Schedule, any Exhibit, schedule or annex to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) the words “asset” and “property” shall be construed to have the same meaning and effect; (x) references to a Person are also to such Person’s permitted successors and assigns; (xi) the words “date hereof” shall mean the date of this Agreement as identified above; (xii) Buyer and Seller shall be referred to herein individually as a “party” and collectively as the “parties,” except where the context otherwise requires; (xiii) all references to “€” or euros shall refer to the lawful currency of the European Union, unless otherwise specified; (xiv) any reference to any federal, state, provincial, local or non-U.S. statute or other Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto; (xv) any reference in this Agreement to a “day” or number of “days” (without a specific reference to Business Days) shall be interpreted as a reference to a calendar day or number of calendar days. When calculating a term before which, by which or following which any action is to be performed, or step taken, under this Agreement, the day as of which such term begins shall not be taken into account in calculating such term, whilst the last day of such term will, provided however that, if the last day of such term is not a Business Day, the term shall end on the following Business Day, and unless otherwise expressly provided for herein; (xvi) the measure of a period of one month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1); provided further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day; and (xvii) for the purposes of this Agreement, references to the term “delivered by Seller,” “delivered by the Company,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions shall mean that Seller and/or the Company has: (A) posted such materials to the virtual data room entitled “Project Caesars” maintained by or on behalf of the Company, in a manner that enables viewing of such materials by Buyer and/or its representatives no later than 12:00 p.m. Eastern Standard Time on the calendar day immediately prior to the date of this Agreement; or (B) set forth a copy of such materials in the Seller Disclosure Schedule. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (1) (in the case of agreements or instruments) by Consent and (in the case of

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statutes) by succession of comparable successor statutes and (2) all attachments thereto and instruments incorporated therein.
(d)    Efforts. The obligation of a party to this Agreement to use its efforts, whether best or reasonable, to accomplish an objective shall be construed as an "obbligazione di mezzi" and not as an absolute obligation to ensure that such objective is, in fact, attained ("obbligazione di risultato") and will not require the unreasonable expenditure of funds, the incurrence of unreasonable liabilities or the commencement of a judicial action on the part of that party (unless such actions are expressly imposed by other provisions of this Agreement).
(e)    No Drafting Presumption. The Parties have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof or construction shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article 2.
PURCHASE AND SALE
2.1    Purchase and Sale; Purchase Price. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Seller, and take assignment and delivery of, the Quota at the Closing, free and clear of all Liens (other than Liens created by any organizational document of the Company or under applicable securities laws). The aggregate purchase price for the Quota shall be an amount equal to (a) €1,000,000.00 (b) plus the Working Capital Excess or minus the Working Capital Shortfall, as applicable (the “Purchase Price”) and shall be payable in accordance with Section 2.3(b)(i) and adjusted in accordance with Section 2.2(f). In addition to the Purchase Price, Seller and Buyer agree that Buyer will pay to Seller an additional contingent cash payment of up to €18,000,000.00 (“Contingent Cash Payment”) to be determined in accordance with Section 2.5.
2.2    Determination of Estimated Purchase Price and Working Capital.
(a)    Closing Date Calculations. No more than three Business Days prior to the Closing, Seller shall prepare and deliver to Buyer:
(i)    a balance sheet statement (the “Closing Date Calculation Statement”) setting forth its estimate of (i) the Working Capital (the “Estimated Working Capital”) and (ii) calculation of the Purchase Price according to Section 2.1(the “Estimated Purchase Price”);
(ii)    copies of all Payoff Letters covering the Estimated Indebtedness; and

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(iii)    wire instructions for accounts to which payments set forth in Section 2.3(b)(i) and Section 2.3(c) shall be made.
(b)    Initial Post-Closing Statement. On or prior to 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet statement (the “Initial Post-Closing Statement”) setting forth its calculations of (i) the Working Capital consistent with the Sample Working Capital Statement and the Accounting Principles together with reasonable supporting documentation used by Buyer in the preparation of the Initial Post-Closing Statement and each component of the Working Capital. If within 30 days after the delivery of the Initial Post-Closing Statement (the “Objection Period”), Seller has not delivered an Objection Notice (as defined in Section 2.2(c) below), then such Initial Post-Closing Statement and the calculations of the Working Capital, set forth therein shall be deemed to be final and binding upon the Parties. However, if an Objection Notice has been delivered, then Section 2.2(c) and 2.2(d) shall apply. In connection with Seller’s review of the Initial Post-Closing Statement, Buyer shall give, and shall cause the Company and their respective Affiliates and representatives to give, to Seller and its representatives reasonable and prompt access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, Buyer or the Company or their respective accountants and other representatives, including to such historical financial information relating to the Company, as Seller or its representatives may request, in each case, in order to permit the timely and complete review of the Initial Post-Closing Statement by Seller in accordance with this Section 2.2.
(c)    Objection Notice. If Seller disagrees with any portion of the Initial Post-Closing Statement, Seller may, within the Objection Period, deliver a written notice to Buyer setting forth Seller’s objections thereto (the “Objection Notice”). Any Objection Notice shall specify in reasonable detail any such disagreement as to the Initial Post-Closing Statement and Seller’s calculations of the Working Capital.
(d)    Dispute Resolution. If an Objection Notice is timely delivered to Buyer within the Objection Period, Buyer and Seller shall, during the 30 days following delivery of such Objection Notice (the “Calculation Deadline”), use good faith efforts to reach an agreement on the disputed items. If such an agreement is reached prior to the Calculation Deadline, the Working Capital as so agreed shall be deemed final and shall be used to calculate the Purchase Price. If the Parties are unable to reach such an agreement prior to the Calculation Deadline, at any time thereafter Buyer and Seller (at the request of either of them) shall jointly engage an accountant (the “Accountant”) to resolve any remaining items in dispute. Seller has the right to propose three different accountants, of which Buyer shall choose one. Buyer and Seller shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Buyer and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within 30 days after the Accountant’s retention. Buyer and Seller shall cooperate with the Accountant during its engagement and make available such information, books and records and work papers as may be reasonably required by the Accountant to perform the activities contemplated by this Section 2.2(d).

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The Accountant shall consider only those items and amounts set forth in the Objection Notice that Buyer and Seller have been unable to resolve, and the Accountant shall review only the records and work papers submitted and base its determination solely on such submissions and the related computational materials. The resolution of any disputed item must be within the range of values established for such item as determined by reference to the value assigned to such item by Seller in the Objection Notice and by Buyer in the Initial Post-Closing Statement (to the extent such item was included therein, and in the event such item was not included therein, such amount assigned to such item shall be deemed to be zero). The Accountant’s determination shall be based on the definitions included in this Agreement and shall otherwise be determined in accordance with the terms of this Agreement, including the Sample Working Capital Statement and the Accounting Principles, and the books and records of the Company. The Accountant shall act pursuant to Article 1349, first paragraph, of the Code and shall decide on the dispute based on its fair judgment (“equo apprezzamento”) and not at its own discretion (“mero arbitrio”). The determination of the Accountant shall be conclusive and binding upon the Parties absent manifest error or manifest unfairness pursuant to Article 1349, paragraph 2, of the Code, and the Purchase Price shall be calculated in accordance with the Working Capital as determined by the Accountant. Each of Buyer and Seller agrees that it shall not have any right to, and shall not, institute any Litigation of any kind challenging such determination by the Accountant, except in case of manifest error or manifest unfairness and except that the foregoing shall not preclude any Litigation to enforce such determination or to challenge the Accountant’s determination on the ground that such determination is inconsistent with the terms of this Agreement. Buyer and Seller shall each pay one-half of the fees and expenses of the Accountant incurred pursuant to this Section 2.2. Buyer and Seller shall each bear 100% of their own related expenses other than expenses related to the Accountant.
(e)    Cooperation. For the purpose of complying with the terms set forth in Section 2.2(d), Buyer, on the one hand, and Seller, on the other hand, shall, and shall cause their respective representatives to, and Buyer shall cause the Company and its representatives to, cooperate with and make available to each other and their respective representatives all information, books, records, data and working papers, and shall permit access to their respective facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Initial Post-Closing Statement and the resolution of any disputes thereunder. If Buyer, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.2(e), the dispute periods set forth in Section 2.2(d) shall automatically be extended until such breach is cured by the breaching party.
(f)    Payment of Adjustment. The “Adjustment Amount” shall mean an amount equal to: (i) the difference between the final Working Capital (as determined in accordance with this Section 2.2) and the Estimated Working Capital (where the difference will be positive, if the final Working Capital exceeds the Estimated Working Capital, or negative, if the Estimated Working Capital exceeds the final Working Capital). If the Adjustment Amount is a positive number, Buyer shall promptly (and in any event within

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five Business Days after the final Working Capital is so determined) pay to Seller an amount in cash equal to such Adjustment Amount. If the Adjustment Amount is a negative number, Seller shall promptly (and in any event within five Business Days after the final Working Capital is so determined) pay to Buyer an amount in cash equal to the absolute value of such Adjustment Amount.
2.3    Closing. (a) The closing (the “Closing”) of the purchase and sale of the Quota hereunder shall take place at the offices of Jones Day, Via Turati, 16/18, Milan, Italy, at the presence of the Notary Public, at 9:00 a.m. Central European Time, as soon as possible, but in no event later than three Business Days, after satisfaction (or, if permitted by Applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article 10 (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or, if permitted by Applicable Law, waiver by the party entitled to the benefits of such conditions), or at such other time or place as Buyer and Seller may agree in writing. Solely for Tax and accounting purposes, once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Central European Time) on the Closing Date. At the Closing:
(a)    Buyer shall deliver to Seller:
(i)    an amount equal to the Estimated Purchase Price (in the event that its calculation pursuant to Section 2.2(a) results in a positive number) in immediately available funds by wire transfer in accordance with Section 2.1 and 2.2;
(ii)    a certificate of Buyer executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions to Closing set forth in Section 10.2(a) and Section 10.2(c) have been satisfied;
(iii)    the Transition Services Agreement, in a form as may be mutually agreed between Buyer and Seller prior to the Closing (the “Transition Services Agreement”), duly executed by Company;
(iv)    the director release letters contemplated by Section 6.3, in the form attached hereto as Exhibit E (Director Release Letters), duly executed by Buyer, and the director resignation letters, in the forma attached hereto as Exhibit F, duly executed by directors pursuant to Section 5.3;
(v)    all other instruments and/or documents (in addition to the Transfer Deed contemplated by Section 2.3(d) required to be executed or delivered by Buyer and/or the Company, as applicable, to ensure that title to the Quota is duly transferred to Buyer or to otherwise duly consummate the transactions contemplated by this Agreement; and

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(vi)    copies of the D&O Indemnities Notices, duly signed for acceptance by Buyer and by the Company.
(b)    Buyer shall execute, before the Notary Public, the notarial deed of transfer of the Quota pursuant to Article 2470 of the Code and substantially in the form of Exhibit C (the “Transfer Deed”), upon confirmation of receipt by Seller of the payment of the Estimated Purchase Price as set forth in Section 2.3(b)(i), and provided further that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement, which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed.
(c)    Seller shall deliver to Buyer:
(i)    a certificate of Seller executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions to Closing set forth in Section 10.3(a) and Section 10.3(b) have been satisfied;
(ii)    resignation letters from the directors of the Company, tendered pursuant to Section 5.3;
(iii)    the Transition Services Agreement, duly executed by Seller; and
(iv)    evidence that each of the transactions contemplated by the Reorganization has been consummated;
(v)    an amount offsetting the Estimated Purchase Price (in the event that its calculation pursuant to Section 2.2(a) results in a negative number) in immediately available funds by wire transfer in accordance with Section 2.1 and 2.2; and
(vi)    Seller shall pay the Estimated Transaction Expenses to each Person owed by wire transfer of immediately available funds.
(d)    Seller shall attend the quotaholders’ meeting of the Company to be held on the Closing Date, prior to the Closing, as set forth in Section 5.6, and vote in favor of the resolutions contemplated thereby;
(e)    Seller shall execute, before the Notary Public, the Transfer Deed, provided that the signature affixed by Seller on the Transfer Deed will not be notarized by the Notary Public until confirmation of receipt of the Estimated Purchase Price is received by Seller or Buyer in the event the Estimated Purchase Price is a negative amount as set forth in Section 2.3(b)(i) (without prejudice to Section 2.3(c)) and provided further that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement, which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed.

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2.4    Replacement of Certain Assets, Systems and Personnel. Buyer understands and agrees that it is solely responsible for (a) obtaining the assets, software, hardware, products, services or arrangements provided by, or made available under, the Contracts set forth on Schedule 2.4 and any other assets, software, hardware, products, services or arrangements that are not owned, licensed or leased by the Company as of the Closing Date, and (b) hiring or engaging replacement personnel to fulfill the functions, roles and responsibilities of any individual employed or engaged by Seller or any Affiliate of Seller (other than the Company) in connection with the operation of the Business, including personnel responsible for information technology, customer service and acquisition marketing
2.5    Earn-Out. As additional contingent Purchase Price payable to Seller pursuant to Section 2.1, Seller shall be entitled to receive from Buyer, and Buyer shall pay to Seller, subject to the terms and conditions set forth herein, the additional Contingent Cash Payment under the terms and conditions set forth in this Section 2.5.
(a)    Buyer will cause the Company to prepare and deliver to Seller a statement of Net Income of the Company, prepared in accordance with Italian GAAP, for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023, 2024, 2025 and 2026 (the “Earn-Out Period”), respectively, as soon as reasonably practicable after the end of the respective fiscal year but in any event by no later than March 1 of the respective subsequent fiscal year, together with appropriate supporting documentation (the “Earn-Out Statement”).
(b)    Earn-Out Dispute Notice. Within 30 days following receipt by Seller of the Earn-Out Statement for each year during the Earn-Out Period (the “Confirmation Period”), Seller may deliver written notice to Buyer of all disputes, if any, that it has with respect to the preparation or content of the Earn-Out Statement (an “Earn-Out Dispute Notice”). If Seller does not deliver the Earn-Out Dispute Notice to Buyer within the Confirmation Period, then the Earn-Out Statement will be final, conclusive and binding on the Parties.
(c)    Earn-Out Dispute. If Seller delivers the Earn-Out Dispute Notice to Buyer before the expiration of the Confirmation Period, then Buyer and Seller will negotiate in good faith to resolve such disputes within 15 days after Buyer’s receipt of the Earn-Out Dispute Notice (the “Reconciliation Period”). Any items not specifically disputed by Seller in the Earn-Out Dispute Notice will be deemed accepted by Seller. If the objections contained in the Earn-Out Dispute Notice are resolved within the Reconciliation Period, then the Earn-Out Statement, with such changes as have been agreed in writing by Buyer and Seller, will be final, conclusive and binding on the Parties.
(i)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earn-Out Dispute Notice before expiration of the Reconciliation Period, then Seller and Buyer will submit any items or amounts remaining in dispute (the “Disputed Earn-Out Amounts”) to the Accountant who will resolve (pursuant to the terms set forth in this Section 2.5(c)

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and based solely on presentations to the Accountant by Buyer and Seller and the documents and information requested and received by the Accountant in connection with such presentations and not by independent review) the Disputed Earn-Out Amounts only and make any adjustments to the Earn-Out Statement. The Accountant will only decide the specific amounts and items under dispute between Buyer and Seller and the Accountant’s decision for each Disputed Earn-Out Amount must be within the range of values assigned to each such item in the Earn-Out Statement and the Earn-Out Dispute Notice. Buyer and Seller will promptly (a) execute, if requested by the Accountant, a reasonable engagement letter and (b) deliver to the Accountant each such Party’s presentation regarding Disputed Earn-Out Amounts and all documents and information reasonably requested by the Accountant related thereto.
(ii)    Fees of the Accountant. Seller will pay a portion of the fees and expenses of the Accountant equal to 100% of such fees multiplied by a fraction, the numerator of which is the amount of Disputed Earn-Out Amounts submitted to the Accountant that are resolved in favor of Buyer and the denominator of which is the total amount of Disputed Earn-Out Amounts submitted to the Accountant. Buyer will pay that portion of the fees and expenses of the Accountant that Seller is not required to pay pursuant to this Section 2.5(d)(ii).
(iii)    Determination by Accountant. The Accountant shall act pursuant to Article 1349, first paragraph, of the Code and shall decide on the dispute based on its fair judgment (“equo apprezzamento”) and not at its own discretion (“mero arbitrio”). The Accountant will make a determination as soon as practicable within 30 days (or such other time as Seller and Buyer may jointly specify in writing) after their engagement. The resolution by the Accountant of the Disputed Earn-Out Amounts and adjustments to the Earn-Out Statement made by the Accountant will be final, conclusive and binding on the Parties absent manifest error or manifest unfairness pursuant to Article 1349, paragraph 2, of the Code, and the earn-out payment for the reference year shall be calculated in accordance with the Net Income as determined by the Accountant. The Parties agree that the procedure set forth in this Section 2.5(d) for resolving disputes with respect to the Earn-Out Statement will be the sole and exclusive method for resolving such disputes. Consistently, the Parties agree that they shall not have any right to, and shall not, institute any Litigation of any kind challenging such determination by the Accountant in accordance with this Section 2.5(d), except in case of manifest error or manifest unfairness and except that the foregoing shall not preclude any Litigation to enforce such determination or to challenge the Accountant’s determination on the ground that such determination is inconsistent with the terms of this Agreement.
(d)    Earn-Out Payment.
(i)    If the Net Income in the Earn-Out Statement for any year during the Earn-Out Period as finally determined pursuant to this Section 2.5 is a positive

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number, then Buyer will pay to Seller an earn-out payment equal to 50% of the Net Income in the Earn-Out Statement for that year (the “Earn-Out Payment”).
(ii)    The Earn-Out Payment payable by Buyer to Seller, if any, will be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, within 30 days of its final determination pursuant this Section 2.5.
(iii)    The Earn-Out Payment will be payable to Seller until the earlier of (a) the aggregate Earn-Out Payments paid to Seller equals €18.000.000,00, or (b) April 15 of the year following the end of the Earn-Out Period, upon which any and all accrued Earn-Out Payments shall be paid to Seller pursuant to Section 2.5(d)(ii).
(e)    Certain Covenants. During the period beginning on the Closing Date and concluding on the last day of the Earn-Out Period, except with the written consent of Seller:
(i)    Buyer will cause the Company not to, incur, create or assume any Indebtedness except in the ordinary course of business, or take or omit to take any action that results in a Lien, being imposed on any asset of the Company in any given fiscal year;
(ii)    Other than for an Earn-Out Payment and one third of Net Income, Buyer will cause the Company not to declare, pay or set aside for payment any cash or non-cash dividend or other distribution in respect of any capital stock, or issue, sell, otherwise dispose of, repurchase or redeem any capital stock or evidence of Indebtedness or other securities, or grant any options, warrants, calls, rights or commitments or any other agreements of any character obligating it to issue any shares of capital stock or any evidence of Indebtedness or other securities.
(iii)    Buyer will not enter into any transaction the effect of which is to hinder or prevent each of the Company from generating gross revenues and/or to avoid or lessen the payments that would otherwise be required pursuant to this Section 2.5; and
(iv)    Buyer will act in good faith and will not take any action, and shall cause the Company to act in good faith and not to take any action, directly or indirectly (including, but not limited to, changes to the operating, corporate organization, and accounting practices) that would have the purpose of avoiding or reducing the Earn-Out amount hereunder.
(f)    Sale of the Company or Business. In the event that Buyer sells, transfers, or otherwise disposes of, either directly or indirectly, the Company, the Business, or all or substantially all of the assets of the Company, at any time during the Earn-Out

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Period, then Buyer will pay to Seller an earn-out payment equal to 50% of the proceeds, which in no event shall exceed EUR 18,000,000.00 (net of any Earn-out Payments already paid to Seller), of any such sale, transfer or disposal within 30 days upon cash receipt of the proceeds of any such sale, transfer or disposal. For the avoidance of doubt (i) in the event Buyer sells or transfers, either directly or indirectly, the Company, the Business, or all or substantially all of the assets of the Company to one or more of its Affiliates in connection with a corporate reorganization such that the Company, the Business, or all or substantially all of the assets of the Company remain indirectly owned and controlled by Buyer and its Affiliates, or (ii) in the event of any sale or transfer of equity to the Company’s management for incentive purposes where Buyer and its Affiliates own at least 51% of the equity and the Company is Controlled by Buyer and its Affiliates, then this Section 2.5(f) shall not apply to such transfer, but all other provisions of this Section 2.5 shall remain in full force and effect.
(g)    The parties acknowledge and agree that during the Earn-Out Period, one or more designated representatives for each party shall meet on a quarterly basis to review the management reports provided by the Company to Buyer.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Seller Disclosure Schedule or in any Disclosure Update Notice, Seller hereby represents and warrants to Buyer as follows:
3.1    Organization and Corporate Power. Seller is a limited liability company (“société à responsabilité limitée”) duly organized and validly existing under the Applicable Laws of Luxembourg. The Company is a limited liability company (“società a responsabilità limitata”) duly organized and validly existing under the Applicable Laws of Italy. Each of Seller and the Company have all necessary corporate power and authority to carry on its business as currently conducted and to own and operate its properties and assets. Each of Seller and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
3.2    Authorization of Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been, and, upon their

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execution, the other Transaction Documents shall be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes, and, upon their execution, the other Transaction Documents shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Limitations.
3.3    Seller Governmental Approvals. Except (i) as may result from any facts or circumstances relating to the identity or regulatory status of Buyer or its Affiliates, (ii) for the Seller Governmental Approvals, and (iii) for any failure to obtain such Governmental Approval as would not have a Material Adverse Effect, no Governmental Approval is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.
3.4    Absence of Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, the provisions of the articles of incorporation or by‑laws of Seller or any indenture, mortgage, lease, loan agreement or other Contract by which the Business is bound or affected or, assuming the Seller Governmental Approvals have been obtained, any Applicable Law to which Seller or the Business are subject or any Governmental Order to which Seller is subject, or result in the creation of any Lien upon the Business except, in each case, as would not have a Material Adverse Effect.
3.5    Capitalization
(a)    The outstanding capital stock of the Company consists exclusively of the Quota. The Quota has been duly authorized and validly issued and is fully paid and non‑assessable.
(b)    On the Closing Date the Company will not own, directly or indirectly, any capital stock or other equity interests of any other Person.
(c)    There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Seller or the Company to (i) issue, transfer or sell, or cause the issuance, transfer or sale of any equity interests of the Company or (ii) purchase, repurchase, redeem or otherwise acquire any equity interests of the Company.
3.6    Title to Quota. Seller is the record and beneficial owner of the Quota, free and clear of any and all Liens (other than Liens created by any organizational document of the Company or under applicable securities Laws).

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3.7    Financial Information.
(a)    Schedule 3.7(a) of the Seller Disclosure Schedule sets forth (i) the unaudited balance sheets of the Company, on a stand-alone basis, as of December 31, 2017 and 2018; (ii) the related unaudited statements of income and explanatory notes of the Company, on a stand-alone basis, for the years then ended; (iii) an unaudited balance sheet of the Company, on a stand-alone basis (the “Signing Balance Sheet”), as of June 30, 2019 (the “Balance Sheet Date”); and (iv) the related unaudited statement of income of the Company, on a stand-alone basis, for the six (6) months then ended (the foregoing financial statements, collectively, the “Financial Statements”).
(b)    The Financial Statements (i) are true, complete and correct (as modified by the Accounting Principles), (ii) have been prepared in accordance with US GAAP based on financial records of the Company (except, in the case of the interim Financial Statements as at the Balance Sheet Date, for the absence of explanatory notes and any year-end adjustments, including the year-end adjustments set forth on Schedule 3.7(b) of the Seller Disclosure Schedule), and (iii) fairly present, the financial position of the Company as of the dates thereof and the results of operations of the Company for the time periods indicated.
(c)    There are no liabilities of the Company of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with US GAAP (as modified by the Accounting Principles), other than those (a) set forth, provided for, reserved against or reflected in the Financial Statements, (b) those incurred since the Balance Sheet Date in the conduct of the Business in the ordinary course or in connection with the execution and performance of Seller’s obligations under this Agreement, and (c) that have not and would not reasonably be expected to have a Material Adverse Effect.
(d)    Seller has delivered to Buyer the unaudited pro forma balance sheet of the Company, on a stand-alone basis, as of June 30, 2019, reflecting termination of all intercompany account balances and the CVC Transfer. Such pro forma balance sheet is true, complete and correct in all material respects, taking into account the application of the Accounting Principles.
3.8    Absence of Certain Changes. Since the Balance Sheet Date, (a) the Company has been operated in the ordinary course, except for any failures to so operate that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) no event, change or circumstance that would reasonably be expected to have a Material Adverse Effect has occurred.
3.9    Material Contracts.
(a)    Schedule 3.9(a) of the Seller Disclosure Schedule sets forth a complete list of Executory Contracts (other than the Real Property Leases (which are addressed in Section 3.15) falling within the following categories to which the Company

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is a party or by which it is bound or which is otherwise exclusive to the Business, in each case as of the date of this Agreement (collectively, the Contracts set forth on Schedule 3.9(a) of the Seller Disclosure Schedule, the “Material Contracts):
(i)    Contracts with any Company Employee;
(ii)    Contracts for the sale by the Company of any of its assets, other than in the ordinary course, for consideration in excess of €50,000;
(iii)    Contracts for the lease of personal property by the Company (solely with respect to the Business) involving annual payments in excess of €50,000;
(iv)    Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock of any other Person;
(v)    Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of €50,000;
(vi)    Contracts relating to bank guarantees, credit insurances, other guarantees or warranties provided by related parties or external parties;
(vii)    material Contracts to which the Company is a party (solely with respect to the Business) pursuant to which (A) the Company licenses to any Person any of the Owned Intellectual Property that is material to the Business or (B) any Person licenses to the Company the right to use (solely with respect to the Business) any Intellectual Property of any third party, other than, in each case, (1) Contracts for commercially available, off-the-shelf software, “click-wrap” or “shrink-wrap” licenses, (2) Contracts in which rights to use Intellectual Property are incidental and not material to such Contracts, and (3) Contracts entered into by the Company in the ordinary course of Business pursuant to which a third party licenses to the Company the right to use, market or display certain of such third party’s Intellectual Property in connection with the sale by the Company of such third party’s products in the operation of the Business;
(viii)    Contracts limiting the freedom of the Company (solely with respect to the Business) to (A) compete with any other Person or (B) solicit business of any other Person, in each case, in any market or geographic area, in each case, which materially and adversely impact the ability of the Company to operate the Business in the ordinary course;
(ix)    Contracts containing covenants granting any other Person an option or a right of first refusal, first offer or first negotiation to purchase or acquire the Quota or any assets of the Company;

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(x)    Contracts with the Persons set forth on Schedule 3.18(a) or (b) of the Seller Disclosure Schedule;
(xi)    Contracts involving a sharing of profits or expenses, including any joint venture or partnership agreements;
(xii)    Contracts involving any swap, hedge, or other derivative financial instrument based on any commodity, security, asset, rate or index;
(xiii)    Contracts with any Governmental Authority; or
(xiv)    Contracts which involve annual expenditures of more than €50,000.
(b)    Except as disclosed in Schedule 3.9(b), each Material Contract is a valid and binding agreement of the Company, is in full force and effect, does not contain change of control clauses, is true, complete and correct, and neither the Company nor, to the Knowledge of Seller, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected to have a Material Adverse Effect.
3.10    Litigation.
(a)    There is no Litigation pending or, to the Knowledge of Seller, threatened in writing, (i) against the Company, Seller or any Affiliate of Seller relating to the Business, in each case with an expected value of, or involving one or more claims in excess of, €75,000; or (ii) by or against the Company, Seller or any Affiliate of Seller with respect to this Agreement or the other Transaction Documents, or in connection with the transactions contemplated hereby or thereby.
(b)    Except as disclosed in Schedule 3.10(b) of the Seller Disclosure Schedule, none of the Company, Seller or any of their respective Affiliates is a party to or subject to any material outstanding Governmental Order relating to the Business.
3.11    Licenses; Compliance with Laws. The Company holds, and is in compliance in all material respects with, all permits, licenses, variances, exemptions, authorizations, orders and approvals (“Licenses”) of all Governmental Authorities that are material to and necessary for the operation of the Business. The Company is in compliance with Applicable Law, except for any such noncompliance which would not reasonably be expected to have a Material Adverse Effect.
3.12    Intellectual Property.
(a)    Schedule 3.12(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of the Registered Intellectual Property and unregistered trademarks that are material to the Business. As of the date hereof, to the Knowledge of

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Seller, the Company owns all right, title and interest in the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens.
(b)    To the Knowledge of Seller, as of the date hereof, the Owned Intellectual Property is valid and enforceable. To the Knowledge of Seller, there are no materials, facts or circumstances that would render any Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Registered Intellectual Property.
(c)    The operation of the Business, as conducted by the Company as of the date hereof, does not, to the Knowledge of Seller, infringe, misappropriate or otherwise violate the Intellectual Property of any Person, or constitute unfair competition or trade practices under the Applicable Laws of any jurisdiction, except to the extent such infringement, misappropriation, violation, or unfair competition or trade practices would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any material Owned Intellectual Property.
(d)    The Company has taken reasonable steps to protect the confidentiality of the trade secrets that comprise any part of the Owned Intellectual Property, and to the Knowledge of Seller, there is no unauthorized use, disclosure or misappropriation of any such trade secrets by any Person.
(e)    To the Knowledge of Seller, the Company has complied in all material respects with its published privacy policies, internal privacy policies and guidelines, and Applicable Laws relating to data privacy, data protection and data security.
3.13    Employees and Labor Matters.
(a)    Schedule 3.13(a) of the Seller Disclosure Schedule is a true, complete and correct list of the names, titles, and annual salaries or base wage rates of each individual employed by the Company as of the date hereof (“Company Employees”).
(b)    Except as disclosed in Schedule 3.13(b) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance in all material respects with all Applicable Laws relating to employment, applicable collective bargaining agreements, employment practices and terms and conditions of employment, wages and hours, and occupational safety and health, in respect of Company Employees and Agents.
(c)    Except as disclosed in Schedule 3.13(c) of the Seller Disclosure Schedule, (a) the Company is not a party to or bound by any labor or collective bargaining agreement and (b) there is not presently existing any and, to the Knowledge of Seller, there is no threatened, strike, slowdown, picketing or work stoppage involving the Company or any Company Employees.

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(d)    Except as disclosed in Schedule 3.13(d) of the Seller Disclosure Schedule, over the last two years the Company has not entered into or applied for any collective layoff or subsidized employment procedure such as "cassa integrazione guadagni" (so-called “CIGO” or “CIGS”) or "licenziamento collettivo" or "contratto di solidarietà" or similar procedures concerning the Company Employees or former employees of the Company, nor is any such procedure outstanding or any application therefor pending as of the date hereof.
3.14    Benefit Plans.
(a)    Schedule 3.14(a) of the Seller Disclosure Schedule sets forth a list of (i) all material employee benefit plans and (ii) all other material employment, severance pay, salary continuation, bonus, incentive, stock option, post-employment and retirement benefits, pension, profit sharing, retention, deferred compensation, vacation, and fringe benefits plans, contracts, programs, funds, arrangements, or policies of any kind; in each case, that are sponsored or maintained by the Seller or the Company and in which current Company Employees or former employees of the Company participate, in each case excluding any statutorily required employee benefit, welfare, severance or retirement plans (all of the above being hereinafter individually or collectively referred to as a “Benefit Plan” or the “Benefit Plans,” respectively).
(b)    A copy of each of the Benefit Plans, in each case as in effect on the date of this Agreement, has been made available to Buyer.
(c)    Each Benefit Plan complies, and has been administered in compliance with all requirements of Applicable Law, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Benefit Plan that could result in payment by or assessment against the Company of any material liability or excise taxes under Applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect.
(d)    The Company Employees’ and the Agents’ severance indemnity (“trattamento di fine rapporto” or “TFR” or equivalent) has been regularly set aside or paid in accordance with Applicable Law and, if set aside, has been properly recorded as a provision in the Financial Statements in accordance with US GAAP. Accruals of any deferred compensation, holidays and authorized leaves accrued but not enjoyed or unpaid bonuses, where due, have been regularly set aside or paid in accordance with Applicable Law and, if set aside, they have been properly recorded as a provision in the Financial Statements in accordance with US GAAP.
(e)    The Company has filed or caused to be filed, within the times and in the manner prescribed by Applicable Law, all social security returns and social security reports which are required to be filed in relation to the Company Employees and the Agents. Such returns and reports accurately reflect in all material respects all social security liabilities pertaining to the Company Employees and the Agents for the periods covered

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thereby. All social security contributions due by the Company in relation to the Company Employees and the Agents up to the Balance Sheet Date has been paid or adequately recorded as a provision in the Financial Statements; all social security contributions owing in relation to the Company Employees and the Agents after the Balance Sheet Date and until the Closing Date will be paid or adequately recorded as a provision in the books and records of the Company.
(f)    The Company does not contribute to and has no obligation to contribute to, or, to the Knowledge of Seller, otherwise has any material liability with respect to, any multiemployer plan.
(g)    Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of Seller, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Benefit Plan (other than routine claims for benefits).
3.15    Real Property.
(a)    The Company does not own any real property.
(b)    Schedule 3.15(b) of the Seller Disclosure Schedule sets forth the street address corresponding to each lease, license or other agreement pursuant to which the Company occupies or uses real property exclusively in connection with the Business (the “Real Property Leases”).
(c)    To the Knowledge of Seller, the Company has a valid leasehold interest in or a valid license or other right to use or occupy the real property subject to the Real Property Leases, free and clear of all Liens other than the Permitted Liens. With respect to each of the Real Property Leases, the Company has not subleased, licensed or otherwise granted any other Person the right to occupy or use any of the real property subject thereto. Each such Real Property Lease is a legal, valid and binding agreement of the Company and, to the Knowledge of Seller, of each other party thereto, enforceable against the Company and, to the Knowledge of Seller, against each other party thereto, in each case, in accordance with its terms, subject to the Enforceability Limitations. To the Knowledge of Seller, the Company is not in material default under, or alleged to be in material default under, any of the Real Property Leases.
3.16    Tax Matters.
(a)    Except as disclosed in Schedule 3.16(a) of the Seller Disclosure Schedule, to the Knowledge of Seller, (i) all material Tax Returns that are required to be filed by the Company with any Taxing Authority on or before the Closing Date have been, or will be, timely filed (taking into account any extension of a required filing date) on or before the Closing Date; (ii) all Taxes shown as due and payable on such Tax Returns that have been filed have been timely paid (taking into account any extension of a required

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payment date); and (iii) such Tax Returns that have been filed, or will be timely filed on or before the Closing, are true, correct and complete in all material respects.
(b)    Except as disclosed in Schedule 3.16(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, there are no material audits, assessments or administrative or judicial proceedings with respect to Taxes pending with respect to Tax Returns filed by the Company, nor have any material deficiencies for any income Taxes have been asserted or assessed in writing by any Governmental Authority.
(c)    Except as disclosed in Schedule 3.16(c) of the Seller Disclosure Schedule, all Taxes required to be withheld or collected for payment by the Company have been collected or withheld and paid in accordance with Applicable Law, except for payments not yet due and payable pursuant to Applicable Law, for which appropriate provisions have been made in the Company’s accounting records.
(d)    Except as disclosed in Schedule 3.16(d) of the Seller Disclosure Schedule, to the Knowledge of Seller, there are no Liens on any of the assets of the Company (other than Permitted Liens) that arose in connection with any failure to pay any Tax.
(e)    Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties made by Seller concerning Tax matters.
3.17    Brokers. Except for EC Mergers & Acquisitions, whose fees are being paid by Seller, no Person has acted as a broker, finder or advisor to Seller or any Affiliate of Seller, or is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Seller or its Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
3.18    Customers and Suppliers. Schedule 3.18(a) of the Seller Disclosure Schedule sets forth for the year ended December 31, 2018, the names of the 10 largest corporate, wholesale or other business-to-business customers of the Business based on the aggregate value of goods and services ordered from the Company by such customers during such period. Schedule 3.18(b) of the Seller Disclosure Schedule sets forth for the year ended December 31, 2018, the names of the 10 largest suppliers of the Business based on the aggregate value of goods and services purchased by the Company from such suppliers during such period.
3.19    Title to Assets; Sufficiency of Assets; Condition of Assets.
(a)    The Company owns and has good and marketable title to, or has a valid leasehold interest in, all of its tangible personal property and other assets that are material to the Business, free and clear of all Liens other than Permitted Liens.

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(b)    The assets of the Company (which, for this purpose, shall be deemed to include any assets set forth on Schedule 2.4), together with Buyer’s rights under the Transition Services Agreement, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.
(c)    The assets of the Company that are tangible personal property and are material to the Business have been maintained substantially in accordance with the Company’s maintenance standards and are in workable order, subject to normal wear and tear, for the purposes used in the Business as conducted immediately prior to the Closing.
3.20    Insurance. The Company has in effect insurance policies in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business, assets and properties of the Company. Such insurance policies are binding, enforceable and in full force and effect against the Company and, to the Knowledge of Seller, the other parties thereto. To the Knowledge of Seller, neither Seller nor the Company has received written notice of termination, cancellation or non-renewal of any material insurance policies in effect on the date hereof.
3.21    Intercompany Arrangements. At or before Closing: (a) all intercompany account balances and cash pooling arrangements between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, will be balanced; and (b) each Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, will be terminated. Schedule 3.21 contains a true, complete and correct list of all Intercompany Arrangements. If, following the Closing, there are any intercompany account balances payable to the Seller by the Company, the Parties shall waive, or procure waiver of such balances in each case without any penalty or interest being due.
3.22    Guarantees.
(a)    Except as set forth in Schedule 3.22, there are no guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments granted by any Seller’s Group Company which secure any indebtedness or other obligation of the Company or any of its Subsidiaries with a third party.
(b)    Except as set forth in Schedule 3.22, there are no guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments granted by the Company or any of its Subsidiaries which secure any indebtedness or other obligation of any Seller’s Group Company with a third-party.
3.23    Exclusivity of Representations. The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made to Buyer by Seller or any other Person in connection with this Agreement with respect to the Company or its Business. Except as set forth in this Article 3, none of Seller, any of its Affiliates, including the Company, or any of their respective representatives has made, or is making, any representation or warranty, express or implied, regarding the Company, its

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properties, assets, condition (financial or otherwise), results of operations, liabilities or prospects, the Business, or the Quota, and Seller hereby disclaims any such other representations and warranties, including any representations or warranties with respect to (a) merchantability or fitness for any particular use or purpose, (b) the probable success or profitability of the Business after the Closing, (c) any projections, forecasts, or forward-looking statements provided or made to Buyer, its Affiliates, or their respective representatives, or (d) any memoranda, charts, summaries, schedules, or other information about the Company or the Business provided to Buyer or any of its Affiliates, or their respective representatives. Insolvency.
(a)    No order has been made, petition presented, or meeting convened for the purpose of considering a resolution for the winding-up of the Company. No petition has been presented for an administration order to be made in relation to the Company and no receiver and/or manager (including any administrative receiver) has been appointed in respect of the whole or any part of any of the Property, assets and/or undertaking of the Company.
(b)    No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.
(c)    No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the Property, assets and/or undertaking of the Company.
(d)    Other than as noted in the Signing Balance Sheet since January 1, 2019, the Company has not (i) declared, set aside or paid any dividend or shareholder distribution, (ii) directly or indirectly redeemed, purchased or otherwise acquired or committed to acquire any of its share capital, (iii) increased or decreased its share capital or consolidated, divided, converted, sub-divided or cancelled any of its shares or (iv) allotted or issued or agreed to allot or issue any share or loan capital.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
4.1    Organization and Corporate Power. Buyer is duly organized and validly existing under the Applicable Laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to carry on its business as currently conducted and to own and operate its properties and assets. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate

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the transactions contemplated hereby or to perform its obligations hereunder. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
4.2    Authorization of Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been, and, upon their execution, the other Transaction Documents shall be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and, upon their execution, the other Transaction Documents shall constitute, the legal, valid and binding obligations of buyer, enforceable against each Seller in accordance with their respective terms, subject to the Enforceability Limitations.
4.3    Buyer Governmental Approvals. Except (i) as may result from any facts or circumstances relating to the identity or regulatory status of Seller or Seller’s Affiliates, (ii) for the Buyer Governmental Approvals, and (iii) for any failure to obtain such Governmental Approval as would not have a material adverse effect on the ability of Buyer to carry out Buyer’s obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents, no Governmental Approval is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.
4.4    Absence of Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, the provisions of the articles of incorporation or by‑laws of Buyer or any indenture, mortgage, lease, loan agreement or other Contract by which the Business or the business of Buyer is bound or affected, or any Applicable Law to which Buyer, its business or the Business is subject or any judgment, order or decree to which Buyer is subject, or result in the creation of any Lien upon the Business or the business of Buyer except in each case as would not have a material adverse effect on the ability of Buyer to carry out Buyer’s obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.
4.5    Financing. Buyer has, and will have at the Closing, sufficient cash to enable Buyer to fully fund all of Buyer’s obligations under or in connection with this Agreement,

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including payment of the full amount of the Purchase Price in accordance with the provisions of this Agreement and payment of all fees and expenses of Buyer relating to the transactions contemplated by this Agreement.
4.6    Litigation.
(a)    There is no Litigation pending or, to the actual knowledge of Buyer, threatened in writing, by or against Buyer or any of its Affiliates with respect to this Agreement or the other Transaction Documents, or in connection with the transactions contemplated hereby or thereby.
(b)    Buyer is not a party to or subject to any outstanding Governmental Order with respect to this Agreement or the other Transaction Documents, or in connection with the transactions contemplated hereby or thereby.
4.7    Solvency.
(a)    Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Buyer and the Company will be Solvent. Buyer is not making any transfer of property and is not incurring any liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud present or future creditors of Buyer or the Company.
(b)    For purposes of this Agreement, “Solvent,” when used with respect to any Person as of any particular date, means that, depending on what applies based on the Applicable Law applicable to such Person, (i) the amount of the “present fair saleable value” (as such term is generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors) of its assets will, as of such date, exceed the amount of all of its liabilities as of such date, (ii) it will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) it will be able to pay its debts as they mature.
4.8    Independent Investigation; No Other Representations or Warranties. Buyer has relied and shall rely solely on its own investigation and, other than the representations and warranties of Seller in Article 3 of this Agreement, Buyer has not relied and shall not rely on any oral or written statements or representations by Seller, any Affiliates of Seller, or any of Seller’s directors, officers, employees, agents or representatives. Without limiting any of the representations and warranties of Seller in Article 3 of this Agreement:
(a)    Buyer has had the opportunity to conduct such due diligence review and analysis of information and materials regarding the Company, together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts, as Buyer deemed necessary, proper or appropriate in order to make a complete and informed decision with respect to the acquisition of the Company through the purchase of the Quota. Buyer has been allowed the opportunity to (i) visit Seller’s virtual data room and inspect and review the documents

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and information contained therein relating to the Company, and (ii) interview Seller’s management and discuss the Company and the Business with Seller’s management. The decision of Buyer to purchase the Company is based upon Buyer’s independent evaluation of all such information and materials. Buyer acknowledges that it has conducted sufficient due diligence, with access to expert technical and legal advice, to enable Buyer to evaluate the merits and risks of purchasing the Company. Without limiting the foregoing, except as set forth in Article 3, none of Seller, Seller’s Affiliates or any of their respective representatives has made any representations or warranties, express or implied, regarding (i) the Company or the Business, (ii) the accuracy or completeness of any of the information provided or made available to Buyer, its Affiliates or its or their directors, officers, employees, agents or representatives in connection with the transactions contemplated by this Agreement or (iii) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business. As at the date hereof, Buyer has no knowledge of any breach of or inaccuracy in any of the representations and warranties of Seller in Article 3 of this Agreement.
(b)    Buyer confirms to Seller that (i) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to its acquisition of the Company through the purchase of the Quota, (ii) subject to its rights and remedies under this Agreement, Buyer accepts all risk of monetary loss arising from or relating to its acquisition of the Company through the purchase of the Quota and (iii) none of Seller or any of Seller’s Affiliates, directors, officers, employees, agents or representatives shall have any liability or responsibility whatsoever to Buyer or any of its Affiliates on any basis (including contract, tort or otherwise) based upon any information, documents, projections, forecasts or other materials provided or made available to Buyer, its Affiliates or its or their directors, officers, employees, agents or representatives in connection with the transactions contemplated by this Agreement.
4.9    Licenses and Approvals. Buyer holds, and is in compliance in all material respects with, all Licenses from Governmental Authorities required for (a) Buyer’s execution, delivery or performance of this Agreement, the other Transaction Documents to which Buyer is a party, and the transactions contemplated hereby or thereby, (b) Buyer’s operation of the Business (through the Company) from and after the Closing and (c) Buyer’s or its Affiliates’ employment of the Company Employees and utilization of the Agents (in each case, through the Company) from and after the Closing.
4.10    Brokers. No Person has acted as a broker, finder or advisor to Buyer or its Affiliates, or is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Buyer or its Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.
4.11    Investment Purpose. Buyer is acquiring the Quota solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any

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distribution thereof. Buyer acknowledges that the Quota is not registered under any securities laws, and that the Quota is an equity interest in a private company and, as such, iliquid. Buyer is able to bear the economic risk of holding the Quota for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
ARTICLE 5.
COVENANTS OF SELLER
5.1    Conduct of the Business Pending the Closing.
(a)    Prior to the Closing, except (w) as set forth on Schedule 5.1(a) and Schedule 5.1(b) of the Seller Disclosure Schedule, (x) as required by Applicable Law or any Contract in existence as of the date of this Agreement, (y) as otherwise contemplated by this Agreement (including with respect to the Reorganization) or (z) with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), Seller will, and will cause the Company to, (i) conduct the Business in the ordinary course and (ii) use commercially reasonable efforts to preserve the present (A) business operations, organization and goodwill of the Business, and (B) relationships with customers and suppliers of the Business.
(b)    Prior to the Closing, except (w) as set forth on Schedule 5.1(a) and Schedule 5.1(b) of the Seller Disclosure Schedule, (x) as required by Applicable Law or any Contract in existence as of the date of this Agreement, (y) as otherwise contemplated by this Agreement (including with respect to the Reorganization) or (z) with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), Seller will not, and will not permit the Company to:
(i)    other than in the ordinary course consistent with past practices, as required by any Benefit Plan or in connection with a promotion or offer of employment, (A) materially increase the annual level of compensation of any Company Employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Company Employee, (C) adopt, or increase the coverage or benefits available under, any Benefit Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any Company Employee;
(ii)    subject any of the assets of the Company or the Quota to any Lien, except for Permitted Liens;
(iii)    acquire any material properties or assets or leasehold rights in material properties or assets that would be assets of the Company or sell, assign, license, transfer, convey, lease or otherwise dispose of a material portion of the assets of the Company, except, in each case, (w) as set forth in Schedule 5.5 of the Seller Disclosure Schedule in relation to the CVC Equity Interest (x) pursuant

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to an existing Contract, (y) inventory in the ordinary course or (z) for the purpose of disposing of obsolete or worthless assets;
(iv)    enter into any commitment for capital expenditures with respect to the Business in excess of €100,000 for any individual commitment and €300,000 for all commitments in the aggregate;
(v)    with respect to the Business, enter into or agree to enter into any merger or consolidation with, any other Person, and not invest in or otherwise acquire the securities of any other Person;
(vi)    incur, cancel or compromise any material Indebtedness or claim or waive or release any material right of the Business, except, in each case, in the ordinary course of Business;
(vii)    settle or compromise any pending or threatened Litigation, in each case related to the Business, (A) in a manner that would result in restrictions on the conduct of the Business (other than the payment of monetary damages) or (B) for an amount greater than €100,000;
(viii)    other than in the ordinary course, engage in any Litigation seeking to recover monetary damages;
(ix)    amend any of the organizational documents of the Company;
(x)    issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of any additional equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of the Company;
(xi)    split, combine, subdivide or reclassify any equity interests of the Company;
(xii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company, other than in connection with the Reorganization;
(xiii)    except as provided in Section 5.6, the Company shall not make any distributions or dividends to the Seller; or
(xiv)    agree to do anything prohibited by this Section 5.1(b).

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(c)    Notwithstanding anything herein to the contrary, Buyer acknowledges that from and after the date hereof until the Closing (i) the operation of the Business remains in the dominion and control of Seller and the Company and that none of the Related Parties of Buyer will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any officer, employee or other representative of either Seller or the Company with respect to the operation of the Business, except as specifically contemplated or permitted by this Agreement or as otherwise consented to in advance by an officer of Seller, and (ii) neither Seller nor the Company shall be restricted or otherwise prohibited from, and Seller and the Company shall be entitled to, pay to Seller in cash dividends or other distributions with respect to the Quota, and otherwise make cash payments to Seller in their capacities as such.
5.2    Access to Information. From the date hereof until the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, subject to Applicable Law, upon reasonable notice, Seller shall and shall cause Seller’s Affiliates and their respective officers, directors, employees, agents and representatives to afford the officers, employees and representatives of Buyer reasonable access, during normal business hours, to the facilities and books and records of Seller and its Affiliates to the extent relating to the Company and to those officers, directors, employees, agents and representatives of Seller and its Affiliates who have any knowledge relating to the Company; provided, that nothing herein shall obligate Seller to take or permit any actions that would unreasonably interrupt the normal course of the Business or any other business of Seller or any of Seller’s Affiliates; provided further, that Buyer and its representatives shall not have the right to perform any invasive or subsurface investigations of the real property subject to the Real Property Leases; and provided, further, that prior to the expiration or other termination of any waiting period applicable to , or obtaining clearance with respect to, the transactions contemplated by this Agreement under applicable Competition Law, Buyer and its representatives shall only be permitted such reasonable access which, in Seller’s discretion, after consultation with counsel, is appropriate during such review process. Notwithstanding the foregoing, Seller and Seller’s Affiliates shall not have any obligation to provide access to or to disclose (i) information, the access or disclosure of which would compromise any legal privilege, contravene any Applicable Law or violate any Contract, (ii) information involving proprietary information or trade secrets, in each case as determined in the reasonable judgment of Seller and Seller’s Affiliates or (iii) personnel records relating to individual performance or evaluation records, medical histories or other information which, in the Seller’s good faith opinion, is sensitive or the disclosure of which could subject the Company or the Business to risk of liability. All such access and information shall be subject to the terms and conditions of the Confidentiality Agreement. Seller shall have the right to have a representative present at all times during any such inspections, interviews and examinations conducted at or on the offices or other facilities or properties of the Company.
5.3    Resignations. On or prior to the Closing Date, Seller shall cause each director of the Company to tender his or her resignation from such position effective as of the Closing (it being acknowledged and agreed that this Section 5.3 does not limit or affect

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any obligation of Buyer pursuant to Article 8 and any such resignation shall not constitute a voluntary resignation of employment).
5.4    Intercompany Agreements. Seller shall be entitled to cause the Company to terminate, effective upon the Closing, all Contracts and other arrangements between Seller or any of Seller’s Affiliates (other than the Company), on the one hand, and the Company, on the other hand, and from and after the Closing, no further rights or obligations of any party shall continue under such terminated Contracts or arrangements.
5.5    Reorganization Transactions. On or prior to the Closing Date, Seller shall and shall cause the Company to complete each of the transactions described in Schedule 5.5 of the Seller Disclosure Schedule (the “Reorganization”).
5.6    Cash Distribution. On or prior to the Closing Date, Seller has the right to cause the Company to pay a dividend or repay liabilities equal to the amount of Cash of the Company as stated in the balance sheet of May 26, 2019 shown in Schedule 5.6 equal to an amount totaling €2,931,498. Seller shall not dividend, distribute or take out any Cash of the Company other than as expressly provided for in this Section 5.6.
5.7    Company’s Quotaholders’ Meetings. The Seller shall (a) procure that a quotaholders’ meeting of the Company be duly convened on the Closing Date, before the Closing, to pass resolutions in order to appoint, effective as of the Closing Date, the new directors of the Company that shall have been communicated by Buyer pursuant to Section 6.4, to replace those directors who will resign pursuant to Section 5.3 and (b) participate in such Company’s quotaholders’ meeting to be held on the Closing Date prior to the Closing and vote in favor of the resolutions contemplated by item (a) of this Section 5.6.
5.8    Non-Competition. As part of the contemplated transactions, Seller’s Group agrees, during a period of three years beginning on the Closing Date, not to, without the prior written consent of Buyer, (a) initiate, undertake, acquire, manage, operate, control, engage in or assist others in engaging or participate in any manner in the Business, (b) have an interest in any Person that engages directly or indirectly in the Business in any capacity, or (c) intentionally interfere in any material respect with the business relationships between the Company and its customers or suppliers, other than all Business activities of Seller on the Closing Date. Notwithstanding the foregoing, Seller may own, in the aggregate, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange provided that Seller does not, directly or indirectly, own five percent or more of any class of securities of such Person. The Parties acknowledge and agree that Buyer has agreed with Seller upon specific, good and valuable consideration that has been taken into account in the determination of the Purchase Price and that adequately compensates Seller for the non-compete undertakings that the Seller has agreed upon in this Section 5.7. Notwithstanding anything set forth in this Section 5.7, for the avoidance of doubt, neither Seller nor any of its Affiliates shall be restricted to continue operating the businesses that they operate, in the territories where such businesses are operated, as at the date hereof and making, selling or offering for sale their relevant products

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and initiate, undertake, acquire, manage, operate, control, engage in or assist others in engaging in any of the activities set forth in Schedule 5.7.
5.9    Transition Service Agreement. Between the date hereof and the Closing, Seller and Buyer shall agree on the terms of the Transition Services Agreement and act in good faith and use their commercially reasonable efforts to cause the Company to enter into a Transition Service Agreement for a term of no more than six months from the Closing Date. For the avoidance of doubt, the Transition Service Agreement shall include the services provided under the Intercompany Arrangements in force prior to Closing. The Seller shall charge the Company and Buyer a fee for the Transaction Services calculated on an at cost basis. The Company shall have the right to terminate the Transition Service Agreement partially or in full at no extra cost at any time, in accordance with the terms and conditions of the Transition Services Agreement.
ARTICLE 6.
COVENANTS OF BUYER
6.1    Preservation of Books and Records; Post-Closing Access.
(a)    After the Closing, Buyer agrees to, and shall cause the Company to, preserve and maintain at least one copy of all books and records relating to the conduct of the Business or the Company (including information as is reasonably necessary for the filing of Tax Returns and the preparation for any Tax Proceeding) for periods prior to the Closing, and any other documents relating to the period prior to the Closing that Buyer acquires pursuant to this Agreement, and not to destroy or dispose of such copy for a period of seven years from the Closing Date (or such longer time as may be required by Applicable Law); provided, that if Seller is a party to any active third-party Litigation known to Buyer for which the books and records retained and preserved by Buyer pursuant to this Section 6.1(a) are necessary or useful, then Buyer shall retain and preserve such books and records until such Litigation is resolved pursuant to a final, non-appealable judgment or a settlement among the parties thereto. If, thereafter, Buyer proposes to destroy or dispose of such copy, Buyer shall first offer in writing at least 30 days prior to such proposed destruction or disposition to surrender all or any portion of such books and records to Seller. Seller may retain a copy of any or all of such books and records, and any other materials included in any electronic data room or that are otherwise in the possession or under the control of Seller relating to the conduct of the Business or the Company on or before the Closing Date.
(b)    From and after the Closing, Buyer shall, and shall cause the Company to, at Seller’s expense, (i) give Seller and its representatives reasonable access to the offices, properties and books and records of Buyer and the Company, relating to the conduct of the Business and the Company on or before the Closing Date, during normal business hours and upon reasonable prior notice, (ii) furnish to Seller and its representatives such financial and operating data and other information relating to the conduct of the Business and the Company on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other representatives of Buyer and the Company, to cooperate with Seller

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and its representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, legal defense and other similar purposes.
6.2    Directors’ and Officers’ Indemnity and Insurance Coverage.
(a)    For six years after the Closing Date, Buyer shall cause the Company to, indemnify, defend and hold harmless the individuals who on or prior to the Closing Date were directors, officers or employees of the Company (collectively, the “D&O Indemnitees”) to the same extent such D&O Indemnitees were indemnified, held harmless or had the right to a defense as of immediately prior to the Closing by the Company pursuant to the Company’s organizational documents in existence on the date of this Agreement and furnished to Buyer with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date. All rights of the D&O Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date pursuant to the Company’s organizational documents shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, which provisions shall not be amended or repealed for a period of six years from the Closing Date in any manner that would materially and adversely affect the rights of the D&O Indemnitees, unless such modification is required by Applicable Law. In addition, Buyer shall cause the Company to advance and pay any expenses of any D&O Indemnitee under this Section 6.2 as and when incurred, to the fullest extent permitted under the Company’s organizational documents in effect as of the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law.
(b)    If any Litigation is asserted or made with respect to which a D&O Indemnitee may seek or obtain indemnification hereunder, any determination required to be made with respect to whether a D&O Indemnitee’s conduct complies with the standards set forth under Applicable Law, any organizational or governing documents or any indemnification agreements or arrangements of the Company because the Buyer is challenging such D&O Indemnitee’s ability to seek or obtain indemnification, shall be made by independent legal counsel selected by such D&O Indemnitee and reasonably acceptable to Buyer.
(c)    Buyer and each D&O Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any such Litigation (other than any action pursuant to which Buyer is challenging the D&O Indemnitee’s entitlement to indemnification), and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(d)    If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case,

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proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all or substantially all of the obligations thereof set forth in this Section 6.2.
(e)    The obligations of Buyer under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.2 applies without the consent of the affected D&O Indemnitee. The provisions of this Section 6.2 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and such D&O Indemnitee’s heirs and representatives, pursuant to Article 1411 of the Code, in respect of which Seller shall cause the D&O Indemnitees to sign and give to Buyer and the Company on Closing notices attesting the D&O Indemnitees’ will to benefit from Buyer’s obligations under this Section 6.2 substantially in the form of Exhibit D (the “D&O Indemnitees Notices”) and Buyer shall, and shall cause the Company to, sign the D&O Indemnitees Notices for acceptance on Closing pursuant to Section 2.3(b)(vi) and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract, under Applicable Law or otherwise.
6.3    Release of Directors. Buyer undertakes not to, and hereby waives the right to, initiate, and shall procure that the Company not initiate, or approve any quotaholders’ meeting resolution authorizing, any action, suit, claim or litigation (including in any case any derivative action) against the directors of the Company who will resign pursuant to Section 5.3 as of the Closing Date in relation to the activities performed by them in such capacities up to the date of their resignation, except in case of fraud (“dolo”). To this effect, without prejudice to any and all rights of indemnification of Buyer against Seller pursuant to Article 11, on Closing Buyer shall deliver to Seller duly executed release letters in the form of Annex 6.3 addressed to the Company’s resigning directors pursuant to Section 5.3, whereby Buyer shall irrevocably (i) waive any action for liability against them (including any derivative action) in relation to the activities performed by them in such capacities up to the date of their resignation and (ii) undertake to indemnify them and hold them harmless from and against any liability action or claim initiated against them by the Company for any reason in relation to the performance of their office, except only in case of fraud (“dolo”).
6.4    Company’s New Directors. No later than three Business Days prior to the Closing Date, Buyer shall communicate to Seller the identity of the new directors who shall be appointed for the Company through the resolution of the quotaholders’ meeting of the Company as per Section 5.6(a).
6.5    Seller Names; Name Change Filings.
(a)    Subject to Section 6.5(b) below, Buyer acknowledges that the Seller Names are and shall remain the property of Seller and its Affiliates and that nothing in this Agreement will be deemed to transfer to Buyer or any of its Affiliates (including, after the Closing, the Company) any right, title or interest in, or license to, the Seller Names.

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(b)    Except as otherwise agreed in writing, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use any trademarks, service marks, brand names, trade names or logos of the Sellers, whether registered or unregistered, together with any translations, adaptations, derivations, acronyms, variations, abbreviations, insignias, designations or combinations of the foregoing, in whole or in part (collectively, the “Seller Marks”). As soon as practicable following the Closing, but no later than 90 days following the Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery, packaging, business cards, displays, signs, manuals, websites, forms, computer software, name plates and molds, and take all such other steps as may be required or appropriate to cease use of the Seller Marks; provided, however, that Buyer shall not be deemed to have violated this Section 6.5 by reason of (i) its use after the Closing of any inventory existing as of the Closing Date, (ii) the appearance of the Seller Marks in written materials or other assets that are used for internal purposes only in connection with the business of the Acquired Company Members; provided that Buyer endeavors to remove such appearances of the Seller Marks in the ordinary course of business, or (iii) any permitted use of the Seller Marks pursuant to any written agreements with the owner of such Seller Mark in accordance with the terms of such agreement. Buyer further agrees that as soon as practicable following the Closing, but no later than 90 days following the Closing Date, Buyer shall make the initial filing required to be made with the applicable Governmental Authority to cause the Company whose name includes a Seller Mark to change its name such that its name does not include a Seller Mark. The parties hereto agree, because damages could be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for a breach of this Section 6.5 pursuant to Section 13.2 hereof, in addition to other remedies available at law or in equity.
6.6    Parent Guarantees. For a period of 12 months following the Closing Date the Seller shall maintain in place the Parent Guarantees listed in Schedule 3.22. The Buyer shall use its reasonable best efforts to replace the Parent Guarantees listed in Schedule 3.22 with new parent guarantees. The Parent Guarantees listed in Schedule 3.22 shall no longer be in effect at the 12 month anniversary of the Closing Date.
ARTICLE 7.
COVENANTS OF THE PARTIES
7.1    Consents and Approvals.
(a)    On the terms and subject to the conditions of this Agreement, Seller and Buyer shall use best efforts to cause the conditions to Closing to be satisfied, cause the Closing to occur and effectuate the transactions contemplated by this Agreement and the other Transaction Documents, in each case, as soon as reasonably practicable after the date hereof, but, in any event, no later than the End Date, including taking, or causing to be taken, all actions, doing, or causing to be done, and assisting and cooperating with the other parties in doing, all things necessary, proper or advisable: (i) to comply promptly with all requirements under Applicable Law that may be imposed on it or any of its Affiliates

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with respect to the Closing; (ii) to obtain all necessary Consents from third parties; and (iii) to obtain all Consents, Governmental Orders and Licenses from, and make all filings and registrations with, all Governmental Authorities that are or may become necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including any Seller Governmental Approvals and Buyer Governmental Approvals). Neither Seller nor the Company shall be obligated to pay any consideration, fee or other similar payment to any third party from whom Consent is required or requested in connection with the consummation of the transactions contemplated by this Agreement in order to obtain any such Consent.
(b)    Without limiting the foregoing, Seller and Buyer shall (x) make, or cause to be made, all filings required of each of them or any of their respective Affiliates under applicable Competition Laws with respect to the transactions contemplated hereby within 10 Business Days after the date of this Agreement, (y) cooperate with each other in connection with any such filings (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing), and (z) comply at the earliest practicable date with any request under applicable Competition Laws for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions. Each party hereto shall promptly provide the other parties with copies of any communication, including any written objection, Litigation or administrative proceeding that challenges the transactions contemplated hereby that is received by such party from any Governmental Authority or any other Person regarding the transactions contemplated hereby. Further, Seller and Buyer shall consult with each other in advance of, and not participate in, any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe. No party may extend, or take any action that would have the effect of extending, the applicable waiting period under applicable Competition Law without the prior written consent of the other party.
(c)    In furtherance of the foregoing, Buyer shall take any and all such further action as may be necessary to resolve such objections, if any, as Governmental Authorities may assert under Competition Laws with respect to the transactions contemplated by this Agreement and to avoid or eliminate, and minimize the impact of, each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case so as to enable the Closing to occur as soon as reasonably possible, and in any event, prior to the End Date, including (i) agreeing, committing to and effecting any and all divestitures, licenses or hold separate or similar arrangements with respect to its businesses, properties or assets as well as, subject to the Closing, the business, properties or assets of the Company, and agreeing, committing to or effecting any restrictions or limitations on the conduct of its businesses, as well as, subject to the Closing, on the conduct of the Business of the Company, in each case as a condition to obtaining any and

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all Consents from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, the transactions contemplated hereby; and (ii) agreeing and committing to litigate or participate in any Litigation involving any Governmental Authority, in order to: (A) oppose or defend against any Litigation to prevent or enjoin the consummation of the transactions contemplated by this Agreement; or (B) overturn any Litigation to prevent consummation of the transactions contemplated by this Agreement, including by defending any Litigation in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any Governmental Order, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.
(d)    Buyer acknowledges that certain Consents with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts disclosed in the Seller Disclosure Schedule and that such Consents may not have been obtained. Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to (i) the failure to obtain any such Consent, (ii) a claim by any counterparty to any such Contract of breach by the Company (or any Affiliate of the Company) thereof arising from or relating to the transactions contemplated by this Agreement, (iii) any termination of a Contract as a result of clause (i) or (ii) and any resulting termination or inability to perform under any other Contract of the Company for which such terminated Contract is required for performance by the Company of its obligations thereunder, (iv) any Litigation or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent, any such termination or any such inability to perform or (v) the loss of any revenue, customers or employees as a result of or relating to any action by any Person covered in clause (ii) or (iii) of this Section 7.1(d). Buyer further agrees that no representation, warranty, covenant or agreement of Seller contained in this Agreement shall be inaccurate or breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of any of the consequences referred to in the foregoing clauses (i) through (v).
7.2    Confidentiality.
(a)    For a period of two years from the Closing Date, Seller agrees to treat and hold as confidential (i) any and all confidential or proprietary information, knowledge and data to the extent relating to the Business or the Company by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such confidential or proprietary information, knowledge and data as Seller used with respect thereto prior to the execution of this Agreement, and (ii) all confidential or proprietary information relating to the business of Buyer that becomes known to Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and not otherwise use such confidential or proprietary information (the confidential or proprietary information, knowledge and data set forth in clauses (i) and (ii), collectively, the “Buyer Confidential Information”), in each of clauses (i) and (ii), unless Buyer provides its prior written consent to such use or disclosure; provided, that Seller shall be permitted to disclose Buyer Confidential Information (A) to its Related Parties to

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whom such disclosure is necessary or desirable in the conduct of the business of Seller if such Persons are informed by Seller of the confidential nature of such Buyer Confidential Information and are directed by Seller to comply with the provisions of this Section 7.2(a), (B) subject to Section 7.2(d), as may be required by Applicable Law and (C) in connection with the prosecution or defense of any claim.
(b)    For a period of two years from the Closing Date, Buyer agrees to, and shall cause its Related Parties to, treat and hold as confidential (and not disclose or provide access to any Person) all confidential or proprietary information relating to the business of Seller (other than that relating to the Company or the Business) (“Seller Confidential Information”) that becomes known to Buyer or its Related Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and not otherwise use Seller Confidential Information, unless Seller provides prior written consent to such use or disclosure; provided, that Buyer shall be permitted to disclose Seller Confidential Information (i) to any Related Parties of Buyer to whom such disclosure is necessary or desirable in the conduct of the business of Buyer if such Persons are informed by Buyer of the confidential nature of such Seller Confidential Information and are directed by Buyer to comply with the provisions of this Section 7.2(b), (ii) subject to Section 7.2(d), as may be required by Applicable Law and (iii) in connection with the prosecution or defense of any claim.
(c)    The terms “Buyer Confidential Information” and “Seller Confidential Information” shall not include any information that (i) at the time of disclosure is publicly available through no act or omission of the party owing a duty of confidentiality, (ii)  becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party, or (iii) in the case of Buyer Confidential Information, is developed independently by Seller without the use of Buyer Confidential Information and, in the case of Seller Confidential Information, is developed independently by Buyer without the use of Seller Confidential Information, in each case as evidenced by the internal records of such developing party.
(d)    Notwithstanding the foregoing, if Seller or Buyer or any of their respective Related Parties becomes legally compelled by a Governmental Order or is required by the rules and regulations or any action of any applicable Governmental Authority or stock exchange to disclose any such Buyer Confidential Information or Seller Confidential Information, as applicable, Seller or Buyer, as applicable, shall, and shall cause their applicable Related Parties to, (i) to the extent reasonably practicable and permitted by Applicable Law, provide the other party with reasonable prior written notice of such requirement so that the other party may seek, at its sole cost and expense, a protective order or other remedy, (ii) if such protective order or other remedy is not obtained, furnish only that portion of such Buyer Confidential Information or Seller Confidential Information, as applicable, that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Buyer Confidential Information or Seller Confidential Information, as

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applicable, and (iii) use commercially reasonable efforts to promptly furnish to the other party a copy (in whatever form or medium) of such Buyer Confidential Information or Seller Confidential Information, as applicable, it intends to furnish or has furnished. Notwithstanding the foregoing, Seller shall be permitted to disclose Buyer Confidential Information without notice to Buyer, and Buyer shall be permitted to disclose Seller Confidential Information without notice to Seller, to any Governmental Authority, self-regulatory organization or securities exchange having authority to regulate or oversee any portion of Seller’s or Buyer’s business, as applicable, in the context of a routine audit or supervisory examination of the business activities of Seller, Buyer or their respective Affiliates, as applicable; provided, that prior to such disclosure, such Governmental Authority, self-regulatory organization or securities exchange is advised of the confidential nature of such information and confidential treatment of such information is requested.
(e)    Seller and Buyer acknowledge and agree that, in the event of a breach of any of the provisions of Section 7.2(a) or Section 7.2(b), monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of Section 7.2(a) or Section 7.2(b).
(f)    The Parties further agree hereby to terminate, or to cause their respective Affiliates to terminate, the Confidentiality Agreement, which shall be superseded by this Section 7.2 and shall be of no further force and effect effective upon the Closing.
7.3    Cooperation. For a period of six years after the Closing Date (or for any longer period as may be required by any Governmental Authority or established by any applicable statute of limitations), to comply with the terms of this Agreement, any Applicable Law or Governmental Order or if and for so long as any party is actively responding to any investigation or request from any Governmental Authority, or contesting or defending against any third-party Litigation, in each case in connection with (i) any transaction contemplated under this Agreement or the other Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving the Business or the Company, each party shall cooperate in the investigation, request, contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with such Applicable Law, Governmental Order, investigation, request, contest or defense, all at the sole cost and expense of the responding, contesting or defending party (unless the responding, contesting or defending party is entitled to indemnification therefor under Article 11). This Section 7.3 shall not apply to disputes or Litigation among the Parties and their respective Affiliates.
7.4    Notification of Certain Matters. During the period prior to the Closing Date, each party shall promptly notify the other of any Litigation that shall be instituted or

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threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by any of the Transaction Documents.
7.5    Insurance. On the Closing Date, the Company shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of Seller’s Insurance Arrangements. From the date hereof until the Closing, each of Buyer and Seller shall use its commercially reasonable efforts to cause the Company to put in place an insurance program to take effect as of the Closing Date that is comparable to Seller’s insurance policy no. 891041 issued by AIG Europa S.A. Rappresentanza Generale per L’Italia (“AIG Italy”) dated January 28, 2019.
7.6    Updates to Seller Disclosure Schedule. No later than the day prior to the Closing Date, Seller may update or supplement, in one or more instances, the Seller Disclosure Schedule with respect to matters, facts or events occurred or become known to Seller following the date hereof that, had they occurred or been known to Seller prior to the date hereof, would have been included in the Seller Disclosure Schedule; provided that Seller shall promptly notify Buyer of any such matter, fact or event by means of a notice of update or supplement to the Seller Disclosure Schedule (any such notice, a “Disclosure Update Notice”) and provided further that, to the extent any such matter, fact or event that is clearly and fairly disclosed in any Disclosure Update Notice, such matter, fact or event shall be considered to be disclosed against and an exception to any of the Seller’s representations and warranties set forth in Article 3 as if it had been included in the Seller Disclosure Schedule.
7.7    Transfer of the CVC Equity Interest. Seller will use its reasonable best efforts to transfer the CVC Equity Interest to Circor Netherlands Holding B.V., an Affiliate of Seller incorporated in the Netherlands (the “CVC Transfer”), and submit such CVC Transfer for approval by the applicable Governmental Authorities as soon as reasonably practicable, but in any event no later than August 30, 2019. Prior to or after the Closing Date, Seller will direct Buyer and the Company, as applicable, and Buyer and the Company will, as applicable, take any and all necessary steps and provide any information relating to the CVC Transfer to the applicable Governmental Authorities as directed by Seller or any of its Affiliates in order to obtain approval of the CVC Transfer by the applicable Governmental Authorities. The Parties acknowledge and agree that receipt of approval of the CVC Transfer by Governmental Authorities is not a condition precedent to Closing.
7.8    Capital Reduction of CVC and Distribution. Following the date hereof, Seller will cause the corporate capital of CVC to be reduced by approximately €4,000,000.00 or such other amount to be determined by Seller, whereby the corresponding distribution, whether in cash or in kind, will be paid by the Company to Seller. In the event that the aforementioned capital reduction is completed after the Closing Date, Buyer will take any action at Seller’s request to cause the Company, in its capacity as a shareholder or former shareholder of CVC, to distribute any amounts to the Company, which shall thereafter be paid to Seller or to an Affiliate of Seller designated by Seller for such purposes within 2 (two) days of receipt of any such distribution by the Company.

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ARTICLE 8.
EMPLOYEES AND EMPLOYMENT MATTERS
8.1    Employee and Agent Treatment.
(a)    The Buyer acknowledges and agrees that, following the Closing and except as otherwise permitted in accordance with any collective layoff, subsidized employment procedure or similar procedures concerning the Company Employees disclosed in Schedule 3.13(d) of the Seller Disclosure Schedule:
(i)    each Company Employee will continue to be employed by the Company, in accordance with the same employment terms and practices, wages and hours, and occupational safety and health conditions applied to such Company Employee immediately prior to the Closing, as set forth by Applicable Laws relating to employment and applicable collective bargaining agreements;
(ii)    The Company Employees’ and the Agents’ severance indemnity (“trattamento di fine rapporto” or “TFR” or equivalent), as well as accruals of any deferred compensation, holidays and authorized leaves accrued but not enjoyed or unpaid bonuses, will continue to be regularly set aside or paid by the Company in accordance with Applicable Law; and
(iii)    The Company shall continue to (x) file, or cause to be filed, within the times and in the manner prescribed by Applicable Law, all social security returns and social security reports which are required to be filed in relation to the Company Employees and the Agents and (y) pay or adequately record a provision in the Company’s books and records in respect of all social security contributions owing in relation to the Company Employees and the Agents in accordance with Applicable Law.
(b)    Except as expressly set forth herein or as provided to the contrary by Applicable Law, Buyer acknowledges that, following the Closing, the Company, will continue to be responsible for all liabilities and obligations in respect of benefits accrued after the Closing Date by Company Employees under the employee benefit plans of Buyer and its Affiliates, including without limitation statutorily required employee benefit, welfare, severance or retirement plans, and neither Seller nor Affiliates of Seller shall have any liability with respect thereto.
8.2    Employee and Agent Communications. The Parties hereto shall coordinate with each other prior to the Closing Date as to the form and content of any communication from Buyer or any of its Affiliates to the Company Employees and Agents. Buyer and its Affiliates shall not disseminate any such communication without the prior approval of Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Buyer or its Affiliates from making any and all public disclosures legally required to comply with any Applicable Laws

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or requests of any Governmental Authority; provided that Buyer shall provide Seller with advance notice as to the form and content of any such disclosures.
ARTICLE 9.
Tax Matters
9.1    Tax Covenants. For clarification purposes, Seller and Buyer agree that all tax matters arising from activities prior to Closing lie within the responsibility and at risk of Seller, and all tax matters arising from activities post Closing lie within the responsibility and at risk of Buyer.
(a)    Buyer shall not, and shall not cause or permit the Company or any Affiliate of Buyer to, without the prior written consent of Seller, (i) make, change, revoke or modify any Tax election, (ii) amend any Tax Return, (iii) file any Tax Return for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, (iv) initiate discussions or examinations with any Taxing Authority regarding Taxes with respect to any Pre-Closing Tax Period, (v) make any voluntary disclosures with respect to Taxes for any Pre-Closing Tax Period, (vi) change any accounting method or adopt any convention that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Periods, (vii) take any Tax position on any Tax Return or in any Tax Proceeding, (viii) take any action, omit to take any action or (ix) enter into any transaction, merger or restructuring, in case of clauses (i), (ii), (iii), (vii), (viii) and (ix), that results in (or would reasonably be expected to result in) any increased Tax liability or reduction of any Tax asset (including any carryforward or carryback thereof) of Seller, any Affiliate of Seller, any Seller Tax Group or the Company for any Pre-Closing Tax Period.
(b)    (1)    Seller will have the right (but not the obligation) to prepare or cause to be prepared any Tax Return of the Company for any Tax period ending on or before the Closing Date (“Pre-Closing Tax Returns”) that is required to be filed after the Closing Date (taking into account any extension of a required filing date), and Buyer will cause the Company to prepare or cause to be prepared at Seller’s expense all Pre-Closing Tax Returns that Seller decides not to prepare and all Tax Returns of the Company for any Straddle Tax Period (“Straddle Tax Returns,” together with any Pre-Closing Tax Returns that the Company prepares pursuant to this Section 9.1(b), “Company Prepared Tax Returns”). All Pre-Closing Tax Returns and all Straddle Tax Returns will be prepared in a manner consistent with past practice, except as required by Applicable Law or this Agreement and, for the avoidance of doubt, Buyer will cause the Company to file, or cause to be filed, all Pre-Closing Tax Returns and all Straddle Tax Returns and Seller will pay, or cause to be paid, all Taxes shown as due and owing on such Tax Returns.
(i)    Buyer shall cause the Company to provide a draft of each Company Prepared Tax Return to Seller at least 30 days before the due date (taking into account any extension of a required filing date) of such Company Prepared Tax Return. Buyer shall cause the Company to incorporate all reasonable comments

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provided by Seller within 10 days before the applicable due date (taking into account any extension of a required filing date).
(ii)    In the case of Taxes for a Straddle Tax Period, such Taxes will be allocated between the Pre-Closing Tax Period portion and the Post-Closing Tax Period portion of the Straddle Tax Period (A) in the case of Taxes other than (I) sales, use, value added, goods and service and other similar transaction based Taxes, (II) employment taxes, (III) withholding taxes and (IV) any Tax based on or measured by income, receipts or profits (however denominated), on a per diem basis and, (B) in the case of (I) sales, use, value added, goods and service and other similar transaction based Taxes, (II) employment taxes, (III) withholding taxes and (IV) any Tax based on or measured by income, receipts or profits (however denominated), as if the relevant Tax period ended as of the close of business on the Closing Date. For purposes of this Section 9.1(b)(iii), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Tax Period in the same manner as that set forth in clause (A) of this Section 9.1(b)(iii).
(c)    Upon Seller’s request, Buyer shall cause the Company to claim at Seller’s expense any refunds or credits available with respect to any Pre-Closing Tax Period. Upon receipt, Buyer shall pay or cause to be paid to Seller all refunds, overpayments or credits of Taxes and interest thereon attributable to Taxes paid by Seller or the Company (or any predecessor or Affiliate of Seller or the Company) relating to any Pre-Closing Tax Period, unless already accounted for in the Purchase Price or in the Financial Statements. If, in lieu of receiving any direct benefit from such refund, overpayment or credit, there is a reduction of a Tax liability with respect to a Post-Closing Tax Period or an increase in a Tax asset that can be carried forward to a Post-Closing Tax Period, Buyer shall cause the Company to pay or cause to be paid upon receipt to Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax assets, as the case may be, actually realized by Buyer or any of its Affiliates, including, after the Closing, the Company, unless already accounted for in the Financial Statements or the Purchase Price.
9.2    Cooperation on Tax Matters. Seller and Buyer shall: (a) cooperate on a reasonable basis in the preparation of any Pre-Closing Tax Returns or Straddle Tax Returns which the other is responsible for preparing and filing; (b) cooperate on a reasonable basis in preparing for any Tax Proceeding with respect to Taxes of the Company for Pre-Closing Tax Periods; (c) make available to the other, as reasonably requested, all information, records and documents relating to any Tax liability of the Company for any Pre-Closing Tax Periods; (d) provide timely written notice to Buyer or Seller, as applicable, of any written notice received from any Taxing Authority in connection with any Tax Proceeding with respect to any Tax liability of the Company for a Pre-Closing Tax Periods; and (e) furnish the other with copies of all correspondence received from any Taxing Authority in connection with Tax Proceeding with respect to any Tax liability of the Company for a Pre-Closing Tax Periods. In addition, Seller and Buyer agree (i) to retain all books and records in its

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possession with respect to Tax matters pertinent to the parties hereto and the Company relating to any taxable period beginning before the date of the Closing until 90 days after the expiration of the statute of limitations (and, to the extent notified by Seller or Buyer, any extensions thereof) of the respective taxable periods and (ii) to give Seller or Buyer (as applicable) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party (at such other party’s expense) to take possession of such books and records.
9.3    Tax Contest. Buyer and Seller shall promptly notify the other in writing upon the receipt of notice from any Taxing Authority of any pending or threatened Tax Proceeding related to Taxes of the Company for which such other party may be liable or responsible under Applicable Law or this Agreement. Seller shall have the sole right (but not the obligation) to control any Tax Proceeding for any Pre-Closing Tax Period (other than any Straddle Tax Period); provided, that Seller shall keep Buyer reasonably informed with respect to such defense. Buyer shall control any Tax Proceeding for any Straddle Tax Period and for any Tax period that ends on or before the Closing Date that Seller decides not to control; provided, that with respect to any such Tax Proceeding, (a) Buyer shall keep Seller reasonably informed with respect to such defense, (b) Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, and (c) Buyer shall not settle or compromise any such Tax Proceeding without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed. In the event of any inconsistency between this Section 9.3 and Section 11.6, this Section 9.3 will control.
9.4    Seller Consolidated Tax Matters. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary: (a) Seller and its Affiliates (excluding, after the Closing, the Company) will control the preparation and filing of all Seller Consolidated Tax Returns and all Tax matters relating to such Tax Returns, including any Seller Tax Group Proceeding, and (b) in no event will Buyer or any Affiliate of Buyer (including, after the Closing, the Company) have (i) any right or access to any Tax Return or Tax information of Seller and its Affiliates that does not relate exclusively to the Company, including, for the avoidance of doubt, the consolidated U.S. federal income Tax Return of the affiliated group that includes Seller or any other Seller Consolidated Tax Return, or (ii) any right to participate in any Tax matters relating to such Tax Returns, including any Seller Tax Group Proceeding.
9.5    Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in this Article 9 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
ARTICLE 10.
CONDITIONS TO CLOSING
10.1    Conditions to Obligations of the Parties. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the Closing are subject to the

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satisfaction or waiver (to the extent permitted by Applicable Law) by Seller and Buyer on or prior to the Closing of the following conditions:
(a)    Antitrust. Any required waiting period applicable to, or clearance with respect to, the transactions contemplated by this Agreement under applicable Competition Law shall have terminated, expired or been obtained.
(b)    No Prohibition. No Applicable Law shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
(c)    No Injunction. No Governmental Authority shall have issued, promulgated, enforced or entered any Governmental Order (and, if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.
10.2    Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the fulfillment or written waiver by Seller, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. The Fundamental Warranties of Buyer shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date. All representations and warranties of Buyer other than the Fundamental Warranties of Buyer, without giving effect to any qualification as to “material,” “materiality” or “material adverse effect” set forth herein, shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty addresses matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or that would prevent, materially impede or delay the consummation by Buyer of the transactions contemplated hereby.
(b)    Covenants. Buyer shall have performed in all material respects all covenants and obligations required to be performed by it pursuant to this Agreement at or prior to the Closing.
(c)    Closing Deliverables. Buyer shall have delivered the closing deliverables set forth in Section 2.3(b).
(d)    CVC Transfer. Seller will have initiated the CVC Transfer and submitted the CVC Transfer to the Chinese Governmental Authority, provided that if such CVC Transfer is not submitted by September 15, 2019, then this Section 10.2(d) shall no longer be a condition precedent to the obligations of Seller under this Agreement.

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10.3    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. (i) The Fundamental Warranties of Seller shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date, and (ii) all representations and warranties of Seller other than the Fundamental Warranties of Seller, without giving effect to any qualification as to “material,” “materiality” or “Material Adverse Effect” set forth herein, shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Material Adverse Effect, in each case for purposes of clause (i) and (ii) of this Section 10.3(a), determined after giving effect to, or otherwise taking into account, the Reorganization and the transactions contemplated thereby.
(b)    Covenants. Seller shall have performed in all material respects all covenants and obligations required to be performed by it pursuant to this Agreement at or prior to the Closing.
(c)    Closing Deliverables. Seller shall have delivered the closing deliverables set forth in Section 2.3(c).
10.4    Frustration of Closing Conditions. Neither Buyer nor Seller may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in Section 10.1, Section 10.2 or Section 10.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by Section 7.1(a).
ARTICLE 11.
SURVIVAL; INDEMNIFICATION
11.1    Survival of Representations, Warranties and Covenants.
(a)    The Fundamental Warranties of Buyer and Seller contained in this Agreement shall survive the Closing for a period of 24 months after the Closing Date. Each of the representations and warranties of Buyer and Seller contained in this Agreement other than the Fundamental Warranties, or in any certificate delivered in connection with this Agreement, shall terminate effective immediately as of the Closing. The covenants and agreements of Buyer and Seller set forth in this Agreement (i) contemplating or requiring performance by such party at or prior to the Closing, shall survive the Closing for a period of 12 months after the Closing Date, and (ii) contemplating or requiring performance after the Closing, shall survive the Closing and remain in full force and effect in accordance with

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their terms. Nothing in this Section 11.1(a) shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that nothing herein shall limit or affect Buyer’s liability for failure to pay the Purchase Price (in whole or in part) or pay any other amounts (in whole or in part) as and when required by this Agreement).
(b)    No claim for breach of any Fundamental Warranty, or breach of or failure to perform any covenant or agreement, may be brought, and no party shall have any liability with respect to claims first asserted in connection therewith, after the expiration of the applicable survival period specified therefor in Section 11.1(a). If written notice of a claim has been given in accordance with Section 11.5 or Section 11.6 prior to the expiration of the survival period applicable to such claim, then the Fundamental Warranties or covenants, as the case may be, that are the subject of such claim shall survive as to such claim until such claim has been finally resolved.
11.2    Indemnification by Seller. Subject to the provisions of this Article 11, from and after the Closing, Buyer and its Affiliates (each, a “Buyer Indemnified Party”) shall be indemnified and held harmless by Seller from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach of or any inaccuracy in any Fundamental Warranty made by Seller contained in Article 3 of this Agreement;
(b)    any breach of or failure to perform any covenant or agreement by Seller contained in this Agreement; or
(c)    any Losses and taxes incurred by Buyer or the Company as a result of any actions taken by Buyer or the Company at the direction of Seller pursuant to Section 7.7 and 7.8 of this Agreement or in relation to any actions concerning Withholding Tax.
11.3    Indemnification by Buyer. Subject to the provisions of this Article 11, from and after the Closing, Seller and Seller’s Affiliates (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Buyer from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach of or any inaccuracy in any Fundamental Warranty made by Buyer contained in Article 4 of this Agreement; or
(b)    any breach of or failure to perform any covenant or agreement by Buyer contained in this Agreement.
11.4    Limits on Indemnification. Notwithstanding anything to the contrary in this Agreement or any right or remedy available under any Applicable Law:
(a)    In no event shall the aggregate amount recoverable by the Buyer Indemnified Parties, nor Seller’s aggregate liability therefor, for any and all claims pursuant

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to (i) Section 11.2(b), exceed an amount equal to the Purchase Price plus any Earn-Out Payments effectively paid to Seller pursuant to Section 2.5 as of the date of the relevant claim and (ii) Section 11.2(a), exceed an amount equal to the Purchase Price plus any Earn-Out Payments effectively paid to Seller pursuant to Section 2.5 as of the date of the relevant claim.
(b)    In no event shall Seller have any liability for any matter under Section 11.2 unless and until a court of competent jurisdiction shall have (i) determined that such matter is indemnifiable by Seller, and (ii) issued a final, non-appealable Governmental Order in relation thereto.
(c)    In no event shall Seller or Seller’s Affiliates have any liability under this Agreement or the other Transaction Documents or otherwise in connection with the transactions contemplated hereby or thereby for any exemplary, punitive, consequential, special, speculative, remote, incidental or indirect damages or damages for diminution in value, lost profits, loss of business, loss of goodwill or business interruption.
(d)    Neither Seller nor any of Seller’s Affiliates shall have any liability under or otherwise in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for any Loss (i) to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates, (ii) to the extent arising from or relating to any matter disclosed in any Seller Disclosure Schedule or Disclosure Update Notice, (iii) to the extent arising from a change in Applicable Law that becomes effective on or after the Closing Date or (iv) to the extent such Loss is accrued, provided or reserved for, or otherwise taken into account, in the Financial Statements or in the calculation of the Working Capital (or if Buyer shall have requested a reduction in Working Capital in connection with such Loss as part of the Purchase Price adjustment process contemplated by Section 2.2 and shall have agreed with Seller, or the Accountant shall have determined, that no such reduction is appropriate).
(e)    The Buyer Indemnified Parties will not have the right to indemnification under this Agreement (including Section 11.2) for any Losses to the extent such Losses are based on Taxes: (i) attributable to Post-Closing Tax Periods; (ii) that are due to the unavailability in any Post-Closing Tax Period of any net operating losses or other Tax attribute from a Pre-Closing Tax Period; (iii) resulting from transactions or actions taken by Buyer, the Company or any of their respective Affiliates on the Closing Date after the Closing that are not contemplated by this Agreement; or (iv) that result from Buyer’s breach of any of the covenants or agreements contained in Article 9.
11.5    Direct Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, but in no event more than ten days after first becoming aware of such claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim, including the facts alleged to constitute the basis for such claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such claim), any other remedy sought thereunder and, to the extent

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practicable, any other material details pertaining thereto; provided, that the failure to timely give such notice shall not affect the rights of an Indemnified Party hereunder unless such failure has prejudiced the defenses or other rights available to the Indemnifying Party with respect to such claim.
11.6    Third Party Claims.
(a)    If any claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten days following such Indemnified Party’s receipt of, or otherwise becoming aware of, a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, including the facts alleged to constitute the basis for such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder unless such failure has prejudiced the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.
(b)    The Indemnifying Party shall have 30 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim in accordance with Section 11.6(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, subject to the limitations set forth in this Section 11.6(b). Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its expense. If the Indemnified Party elects to participate in any such defense and to employ separate counsel, the Indemnifying Party shall be responsible for all reasonable costs and expenses actually incurred by the Indemnified Party in defending any such Third Party Claim (including reasonable legal fees of the Indemnified Party’s separate counsel) but only if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have been advised by counsel that representation of both parties by the same counsel would result in a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnifying Party and the Indemnified Party in such proceeding or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 11.6(c). The Indemnifying Party shall not, without the prior written consent of the

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Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim (A) if, as a result of such settlement or compromise, injunctive or other equitable relief would be imposed against the Indemnified Party or any of its Affiliates, (B) if such settlement or compromise would result in a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) if such settlement or compromise does not include as an unconditional term thereof the giving of a release from all liability by such claimant or plaintiff to each Indemnified Party and its Affiliates in respect of such Third Party Claim.
(c)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(d)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents and employees, subject to Section 7.2.
(e)    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.
(f)    In the event of a conflict between this Section 11.6 and Section 9.3 with respect to the procedures governing a claim for indemnification involving Taxes, the procedures set forth in Section 9.3 shall control.
11.7    Tax Treatment. Seller and Buyer agree that any and all payments made by any of them to or for the benefit of the other under Article 9 and this Article 11 shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Laws of a particular relevant jurisdiction provide otherwise.
11.8    Mitigation; Net Losses and Subrogation.
(a)    In the event of any claim, liability or Loss that may give rise to an indemnification obligation hereunder, the Indemnified Party shall take, and cause its Affiliates to take, all reasonable measures to mitigate the consequences of such claim, liability or Loss, including (i) cooperating with the Indemnifying Party, if so requested by

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the Indemnifying Party, and (ii) all such reasonable measures that are required to prevent any contingent liability from becoming an actual liability. If any Indemnified Party shall fail to take such measures, then, notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made.
(b)    Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received or receivable by the Indemnified Party (or any of its Affiliates) with respect to such Losses; (ii) any recoveries obtained or obtainable by the Indemnified Party (or any of its Affiliates) from any other non-Affiliated third party (it being agreed that each Indemnified Party shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by non-Affiliated third parties covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder); and (iii) any Tax benefit realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).
(c)    Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
11.9    Exclusive Remedy.
(a)    Subject to Section 7.2(e) and Section 13.2 and except in the case of Fraud, or otherwise willful misconduct or gross negligence, from and after the Closing, the sole and exclusive liability and responsibility of the Indemnifying Parties to the Indemnified Parties, and the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties, under or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be as set forth in this Article 11. To the extent that any Indemnified Party has any Losses for which it may assert any other right to indemnification, contribution or recovery in connection with this Agreement (whether under this Agreement or under any statute or otherwise), (a) Seller hereby waives, releases and agrees not to assert such right, and Seller agrees to cause

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each other Seller Indemnified Party to waive, release and agree not to assert such right, and (b) Buyer hereby waives, releases and agrees not to assert such right, and Buyer agrees to cause each other Buyer Indemnified Party to waive, release and agree not to assert such right, in each case regardless of the theory upon which any claim may be based, whether contract, tort, fraud, warranty, strict liability or any other theory of liability.
(b)    In connection with, but without limitation to the generality of, the provisions of clauses (a) and (b) of this Section 11.9, and without prejudice to Article 12, Buyer waives any right to rescind or terminate this Agreement following the Closing, including pursuant to Articles 1427, 1439, 1467, 1492 or 1497 of the Code.
(c)    The Parties to this Agreement acknowledge and agree that (i) the indemnification obligations of Seller hereunder are autonomous and independent obligations, (ii) none of the representations and warranties of Seller set forth herein shall be construed as, or otherwise deemed to be, a representation or warranty for the purposes of Articles 1490 or 1497 of the Code, which provisions shall not apply to any breach of any of the representation and warranties hereunder; and (iii) any claim, right or remedy of any Buyer Indemnified Party hereunder with respect to any such breach shall not be subject to the statute of limitation ("prescrizione") periods and forfeiture ("decadenza") restrictions set forth in Article 1495 of the Code.
ARTICLE 12.
TERMINATION
12.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by:
(i)    either Seller or Buyer, pursuant to Article 1360 of the Code, if any of the conditions to Closing set forth in Article 10 is not satisfied (or legitimately waived by the party entitled to do so pursuant to Article 10), and therefore the Closing has not occurred, by October 15, 2019 (the “End Date”); provided, however, that any termination of this Agreement pursuant to this Section 12.1(b)(i) shall not release any party from liability to the other party if the failure to consummate the Closing by the End Date arises out of, or results from, any breach by such party of any representation, warranty, covenant or obligation contained herein;
(ii)    either Seller or Buyer, pursuant to Article 1463 of the Code, if any Applicable Law or Governmental Order that prohibits or prevents the consummation of the transactions contemplated hereby shall be in effect and shall have become final and non-appealable; provided, however, that any right of the party seeking to terminate this Agreement under this Section 12.1(b)(ii) shall not be available to such party if: (A) such Applicable Law or Governmental Order arises

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out of, or results from, or remains in effect as a result of, any breach by such party of any representation, warranty, covenant or obligation contained herein; or (B) such party is then in material breach of any representation, warranty, covenant, or obligation contained herein;
(iii)    Buyer, pursuant to Articles 1453 and 1454 of the Code, if there shall have been a breach by Seller of any of its covenants or obligations to be performed on or prior to the Closing as set forth in this Agreement, provided that Buyer notifies Seller of such breach and such breach is not cured within 15 calendar days after written notice thereof is received by Seller; and provided, further, that the right of Buyer under this Section 12.1(b)(iii) shall not be available if Buyer is then in material breach of any representation, warranty, covenant, or obligation contained herein; or
(iv)    Seller, pursuant to Articles 1453 and 1454 of the Code, if there shall have been a breach by Buyer of any of its covenants or obligations to be performed on or prior to the Closing as set forth in this Agreement, provided that Seller notifies Buyer of such breach and such breach is not cured within 15 calendar days after written notice thereof is received by Buyer; and provided, further, that the right of Seller under this Section 12.1(b)(iv) shall not be available if Seller is then in material breach of any representation, warranty, covenant or obligation contained herein.
The party desiring to terminate this Agreement pursuant to the foregoing clause (b) of this Section 12.1 shall give written notice of such termination to the other party in accordance with Section 13.8, specifying the provision hereof pursuant to which such termination is effected.
12.2    Effect of Termination; Procedure.
(a)    Except as set forth in this Section 12.2 and Section 13.3, if this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect with no liability or further obligation on the part of any party hereto or any of its Related Parties, except that this Article 12 and Article 13 shall survive the termination hereof. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall nonetheless remain and continue in full force and effect in accordance with its terms.
(b)    In the event this Agreement is terminated pursuant to Section 12.1:
(i)    all confidential information received by Buyer or any of its representatives with respect to the Business, the Company, Seller or their respective Affiliates shall be returned or destroyed and, if such confidential information cannot be returned or destroyed, shall be treated in accordance with any applicable provisions of the Confidentiality Agreement; and

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(ii)    all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the transactions contemplated by this Agreement shall, to the extent practicable and not legally prohibited, be withdrawn from such Person.
ARTICLE 13.
MISCELLANEOUS
13.1    Press Releases and Announcements. None of the Parties hereto, nor any of their respective Affiliates, shall make, or cause to be made, any press release or public announcement in respect of this Agreement, any of the other Transaction Documents, or the transactions contemplated hereby or thereby or otherwise communicate with any news media in respect thereof without the prior written consent of the other parties, and the Parties hereto shall cooperate as to the form, timing and contents of any such press release, public announcement or communication. Seller and Buyer agree to hold confidential the terms and provisions of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 13.1 shall prevent any party from (a) making any public announcement or disclosure required by Applicable Law or the rules of any applicable stock exchange, (b) discussing this Agreement, any Transaction Document or the transactions contemplated hereby and thereby with those Persons whose Consent is required for the consummation of such particular transaction or transactions and (c) prosecuting or defending any claim under any Transaction Document. If one party determines on the written advice of counsel that it is required to make such an announcement or disclosure, then it will so notify the other party and: (a) consult with the other party on the form and content of the announcement or disclosure; (b) if applicable, seek (or allow the other party to seek) confidential treatment for part or all of the announcement or disclosure; and (c) announce or disclose only those matters that are legally required to be announced or disclosed.
13.2    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled under law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; and/or (iii) other equitable relief,

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to the extent permitted by Applicable Law, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.
13.3    Expenses. Except to the extent otherwise provided herein, Seller and Buyer shall pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, (i) Buyer shall bear all fees, costs and expenses incurred in obtaining the Consent of any Governmental Authority (including all filing and other similar fees payable in connection with any filings or submissions under applicable Competition Laws) or of any counterparty to a Contract, as well as any stamp duties, transfer Tax or registration Tax (if applicable) and indirect Taxes levied on the transfer of the Quota and (ii) Seller shall bear all fees, costs and expenses (other than Taxes as contemplated by item (i) above) invoiced by the Notary Public in connection with the transfer of the Quota.
13.4    No Setoff. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to Applicable Law to, and shall not, offset any amounts due and owing (or that becomes due and owing) pursuant to this Agreement to any other party hereto or thereto or such party’s Affiliates against any amounts due and owing to such other party or such other party’s Affiliates pursuant to this Agreement or any other Contract.
13.5    Amendment. This Agreement may only be amended or modified by an instrument in writing signed by, or on behalf of, the parties hereto.
13.6    Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. Except as otherwise provided in Article 11, the failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
13.7    No Third-Party Beneficiaries. Except for the provisions of Section 6.2(e) relating to the D&O Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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13.8    Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when received if personally delivered or delivered by express courier service, (ii) five Business Days after dispatch, if mailed by first class mail, return receipt requested, or (iii) on the date of transmission if sent by email (receipt confirmed, and with hard copy to follow) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day at such a time, on the following Business Day. Notices, demands and communications (i) to Seller shall, unless another address is specified in writing, be sent to Seller at the address indicated below, and (ii) to Buyer shall, unless another address is specified in writing, be sent to Buyer at the address indicated below:

Notices to Buyer: P&P Flow Control AG Gabriel-von-Seidel-Straße 29a 82031 Grünwald / Germany Attention: Wilfried Drehmel E-mail: Drehmel@pruss.de Ralf Nosko E-Mail: Nosko@pruss.de
Notices to Seller: CIRCOR International, Inc. 30 Corporate Drive, Suite 200 Burlington, MA 01803-4232 Attention: A.J. Sharma E-mail: ajsharma@circor.com	with copies to: Jones Day 250 Vesey Street New York, NY 10281-1047 Attention: S. Wade Angus E-mail: swangus@jonesday.com
13.9    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Buyer (which consent may be granted or withheld in the sole discretion of Seller or Buyer, as applicable), and any such assignment or attempted assignment without such consent shall be void; provided, that any party may assign this Agreement or any of its rights and obligations hereunder (in whole or in part) to one or more Affiliates of such party or to a successor to all or substantially all of the business or assets of such party, in each case without the consent of the other party, to which such assignment shall however be notified by the assignor without undue delay; and provided, further, that no such assignment shall relieve the assignor of any of its obligations hereunder. Any purported assignment in violation of this Agreement shall be null and void ab initio.

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13.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
13.11    Seller Disclosure Schedule. Any information disclosed pursuant to any Seller Disclosure Schedule hereto or any Disclosure Update Notice shall be deemed to be disclosed to Buyer for all purposes of this Agreement, notwithstanding the fact that the Seller Disclosure Schedule or Disclosure Update Notice is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Seller Disclosure Schedule or Disclosure Update Notice and notwithstanding that a particular representation and warranty may not make a reference to a section of the Seller Disclosure Schedule or Disclosure Update Notice. The inclusion of information in the Seller Disclosure Schedule or Disclosure Update Notice shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to Seller or the Company. In addition, matters reflected in the Seller Disclosure Schedule or Disclosure Update Notice are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Schedule or Disclosure Update Notice. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specification of any payment amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Seller Disclosure Schedule or Disclosure Update Notice is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party hereto shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties hereto as to whether any item or matter not specified herein or included in any Seller Disclosure Schedule or Disclosure Update Notice is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Seller Disclosure Schedule or Disclosure Update Notice is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business or that such item represents a material exception or fact, event or circumstance or that such item has had or is expected to have a Material Adverse Effect, and no party hereto shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties hereto as to whether any item or matter not specified herein or included in any Seller Disclosure Schedule or Disclosure Update Notice is or is not in the ordinary course of business for purposes of this Agreement.

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13.12    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents contain the entire agreement between the parties hereto and thereto with respect to the transactions contemplated hereby and thereby and supersede any prior understandings, agreements or representations by or between the parties hereto and thereto, written or oral, which may have related to the subject matter hereof and thereof in any way.
13.13    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
13.14    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Italy without regard to their conflict of law rules.
13.15    Arbitration; Jurisdiction and Venue; Consent to Service.
(a)    If a dispute arises out of or in connection with this Agreement, including disputes related to the performance, validity or enforceability of this Agreement, including any questions regarding its existence or termination, and including non-contractual claims related to this Agreement (any such dispute, a “Dispute”), such Dispute shall be resolved in accordance with this Section 13.15.
(b)    In the event of a Dispute, a party shall promptly give written notice (which written notice shall provide a reasonably detailed explanation of the basis for the Dispute) to the other party. The senior management of each of the Parties shall meet (which may be telephonically or by other audiovisual means) to attempt to resolve such Dispute within 20 days following the date on which a party provides written notice to the other party.
(c)    In the event a Dispute cannot be resolved by senior management of the parties within such 20 day period, or if relief is required on a more expedited basis, then the parties hereby agree that such Dispute shall be exclusively and finally resolved by binding arbitration under the Rules of the Milan Chamber of Arbitration (the “Rules”).
(d)    The arbitration tribunal will be composed of three members to be appointed as follows: each Party will appoint one arbitrator; the two arbitrators so appointed by the Parties will then appoint a third arbitrator who shall chair the arbitration tribunal, provided however that, should such two arbitrators fail to agree on the designation of the third arbitrator within 10 Business Days of the acceptance of the appointment by the later of such two arbitrators, or should a Party fail to appoint its own arbitrator within 10 Business Days of the notice commencing the arbitration proceedings, then such appointments will be made pursuant to the Rules. Any arbitrator appointed by the Parties, by the other two arbitrators or by the Milan Chamber of Arbitration shall be (x) an experienced arbitrator of disputes arising out of large, complex, cross-border commercial transactions; (y) an Italy qualified lawyer; and (z) unaffiliated, and without prior or current financial alliances or affiliations, with either Party.

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(e)    The seat of the arbitration shall be Milan, Italy.
(f)    The language of the arbitration shall be English and consequently all arbitrators shall be fluent in the English language. The arbitrators shall resolve the dispute “in via rituale secondo diritto”, pursuant to the substantive laws of the Republic of Italy, without regard to their conflict of law rules.
(g)    By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other provisional or conservatory measures and injunctive relief of any kind. Without prejudice to such provisional or conservatory remedies as may be available in a court of competent jurisdiction, the arbitration tribunal shall have full authority to grant provisional remedies, to issue interim awards, and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitration tribunal’s orders to that effect.
(h)    Any award shall be final and binding on the Parties and not subject to appeal or judicial review. The award may be confirmed in, and judgment upon the award entered by, any court having jurisdiction.
(i)    The Parties shall treat the existence of any Dispute and arbitration proceedings as confidential, and the arbitration tribunal shall have the power to enter appropriate orders of confidentiality enforcing the parties’ agreement that any Dispute and resulting arbitration shall be and remain confidential. This agreement regarding confidentiality, however, shall not restrict in any way any party’s ability to pursue enforcement of any partial or final award in a court of competent jurisdiction.
(j)    Each of the Parties hereby agrees that any suit, action or proceeding in aid of arbitration or arising out of or relating to this arbitration, including the enforcement of any arbitration award or injunctive relief in aid of arbitration may be brought in the courts of Italy, and, in connection therewith, each of the Parties (i) consents to the jurisdiction of the courts of Italy in any such suit, action or proceeding, (ii) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court, and (iii) agrees that service of any court paper may be made in such manner as may be provided under Applicable Laws or court rules governing service of process.
(k)    The costs and fees of the arbitration proceeding (including reasonable attorneys’ fees, arbitrators’ fees and expenses) shall be assessed by the arbitration tribunal consistent with the Rules and this Agreement; provided, that if there is no decision regarding costs and fees, the cost and fees of the arbitration tribunal shall be borne equally by the disputing Parties and each respective disputing party shall otherwise bear its own costs and expenses.
13.16    Legal Counsel; Consent and Waiver. In any dispute or proceeding arising out of or relating to this Agreement following the Closing, Seller shall have the right, at its election, to retain Jones Day (together with its Affiliates, “Jones Day”) to represent it in

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such dispute or Litigation, even if such representation is adverse to Buyer, the Company or their respective Affiliates. Buyer, for itself and its Affiliates (including the Company), and for its and its Affiliates’ respective successors and assigns, hereby (a) consents to any such representation in any such dispute or Litigation and (b) waives any actual or potential conflict arising from any such representation, regardless of the existence of (i) any adversity between the interests of Seller, on the one hand, and Buyer, the Company, or their respective Affiliates, on the other hand, in any such matter or (ii) any communication between Jones Day, on the one hand, and Seller, the Company, or their respective Affiliates or employees, on the other hand, whether privileged or not, or any other information known to Jones Day by reason of Jones Day’s representation of Seller or the Company prior to the Closing
13.17     Privileged Communications. Jones Day and Seller’s in-house legal department (collectively, “Counsel”) have acted as counsel for Seller and the Company (collectively, the “Clients”) for various matters prior to the Closing, including in connection with this Agreement and the Transaction Documents, the negotiation and documentation of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents (collectively, the “Pre-Closing Engagements”). Buyer agrees, on behalf of itself and, after the Closing, on behalf of the Company, that, to the maximum extent permitted under Applicable Law: (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and Seller, the Company, or any of their respective representatives, on the other hand, that relate in any way to the Pre-Closing Engagements (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged, (b) immediately prior to the Closing, without the need for any further action on the part of any Person, all right, title, and interest of the Company in and to any and all Privileged Communications shall transfer to and be vested solely in Seller, (c) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Company, and (d) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Pre-Closing Engagements, to Buyer, the Company, or any of their respective representatives by reason of any attorney-client relationship between Counsel and the Company or otherwise. Buyer and its Affiliates (including, after the Closing, the Company) shall not have access to any such Privileged Communications, or to the files of Counsel relating to the Pre-Closing Engagements. Notwithstanding anything set forth in the foregoing provisions of this Section 13.17 to the contrary, if after the Closing a dispute arises between Buyer or any of its Affiliates, including the Company, on the one hand, and a third party, other than Seller or any of its Affiliates, on the other hand, the Company may, to the maximum extent permitted under Applicable Law, assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, that neither Buyer nor the Company may waive such privilege without the written Consent of Seller.

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13.18    No Waiver of Privilege; Protection from Disclosure or Use. The Parties agree that the provisions in this Section 13.18 will apply to the maximum extent permitted under Applicable Law. Nothing in this Agreement shall be deemed to be a waiver of any attorney-client privilege, work product protection or other protection from disclosure or use that is available under Applicable Law. Buyer acknowledges that Seller has undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but that, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information. The parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use shall not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.
13.19    Electronic Delivery. To the extent permitted by Applicable Law, this Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means (including portable document format (.pdf)), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such Contract shall raise the use of a facsimile machine or other electronic means of delivery to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine or electronic delivery as a defense to the formation of a contract and each such party forever waives any such defense.
13.20    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other Litigation based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future Related Party of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Litigation based on, in respect of or by reason of the transactions contemplated hereby.
13.21    Conflicts Between Different Translations. This Agreement shall be executed in English and, in the event of any conflict between the English version of this Agreement and any translation of this Agreement into a language other than English, such English language version shall prevail, except with respect to any disclosure schedules to this

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Agreement, which may be provided in Italian in whole or in part and shall not be translated into English. Any Italian translation prepared by any party shall be for convenience purposes only, and in the event of a dispute as to interpretation of this Agreement, shall have no bearing on such interpretation.
[Remainder of the page intentionally left blank]
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SELLER:

CEP Holdings Sarl

By:    /s/ David Mullen
    Name: David Mullen
    Title: Senior VP and Corporate Controller
BUYER:

P&P Flow Control AG

By:    /s/ Wilfried Drehmel
    Name: Wilfried Drehmel
    Title: CEO
By:    /s/ Ralf Nosko
    Name: Ralf Nosko
    Title: COO

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AMENDMENT NO. 1
TO
PURCHASE AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”), dated July 26, 2019, to the Quota Purchase Agreement, dated as of July 13, 2019 (the “Purchase Agreement”), is entered into between CEP Holdings Sarl, a limited liability company (“société à responsabilité limitée”) organized under the laws of Luxembourg, with registered office at L-2320 Luxembourg, 21, boulevard de la Pétrusse and number of registration with the Luxembourg Companies and Trade Register B113746 (“Seller”), and P&P Flow Control AG, a limited liability company (“Aktiengesellschaft”), with registered office at Gabriel-von-Seidl-Str. 29a, 82031 Munich, Germany, registered at the district court of Munich under HRB 187855 (“Buyer”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
WHEREAS, the Parties previously entered into the Purchase Agreement, which provides for, among other things, that Buyer will pay to Seller €1,000,000 as the purchase price for the Quota subject to a Working Capital adjustment;
WHEREAS, the Parties have agreed on a fixed Working Capital adjustment;
WHEREAS, the Parties previously entered into the Purchase Agreement, which provides for, among other things, that Seller will cause the corporate capital of CVC to be reduced by approximately €4,000,000 and that the corresponding distribution, whether in cash or in kind, will be paid by the Company to Seller;
WHEREAS, the Parties desire to amend and restate Section 7.8 to the Purchase Agreement to provide for a set-off against Losses and taxes incurred by Buyer or the Company resulting from any Withholding Tax;
WHEREAS, the Parties also desire to amend Section 11.2 to the Purchase Agreement to provide for indemnification by Seller to the Buyer and the Company for any Losses incurred by the Company resulting from the termination of certain specified employees;
WHEREAS, in furtherance of the foregoing, and in accordance with Section 13.5 of the Purchase Agreement, the Parties desire to enter into this Amendment; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.Purchase and Sale.
(a)    Section 2.1 of the Purchase Agreement is hereby amended and restated as follows:

“Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Seller, and take assignment and delivery of, the Quota at the Closing, free and clear of all Liens (other than Liens created by any organizational document of the Company or under applicable securities laws). The aggregate purchase price for the Quota shall be an amount equal to (a) €1,000,000 minus (b) a Working Capital Shortfall of €2,000,000 (the “Purchase Price”) and shall be payable in accordance with Section 2.3(g). In addition to the Purchase Price, Seller and Buyer agree that Buyer will pay to Seller an additional contingent cash payment of up to €18,000,000.00 (“Contingent Cash Payment”) to be determined in accordance with Section 2.5.”
(b)    Section 2.2 of the Purchase Agreement is hereby amended and restated as follows:
“[Intentionally Deleted].”
2.Closing.
(a)    The penultimate sentence of Section 2.3(a) of the Purchase Agreement is hereby amended and restated as follows:
“Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Central European Time) on the day immediately following the Closing Date.”
(b)    Section 2.3(b)(i) of the Purchase Agreement is hereby amended and restated as follows:
“[Intentionally Deleted].”
(c)    Section 2.3(c) of the Purchase Agreement is hereby amended and restated as follows:
“Buyer shall execute, before the Notary Public, the notarial deed of transfer of the Quota pursuant to Article 2470 of the Code and substantially in the form of Exhibit C (the “Transfer Deed”), provided that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement, which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed.”
(d)    Section 2.3(d)(v) of the Purchase Agreement is hereby amended and restated as follows:
“[Intentionally Deleted].”
(e)    Section 2.3(f) is amended and restated as follows:

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“Seller shall execute, before the Notary Public, the Transfer Deed, provided that the terms of the Transfer Deed will in no way amend, supersede or novate any of the provisions set forth in this Agreement, which will remain in full force and effect and, in case of inconsistencies, will prevail over any conflicting provision in the Transfer Deed.”

(f)    A new Section 2.3(g) is added stating:
“On or prior to July 29, 2019, the Seller shall deliver to Buyer an amount equal to the Purchase Price as determined in accordance with Section 2.1, in immediately available funds by wire transfer.”
3.Intercompany Arrangements. Section 3.21 is amended and restated as follows:
“At or before Closing: (a) all intercompany account balances and cash pooling arrangements between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, will be balanced; and (b) each Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, will be terminated. Schedule 3.21 contains a true, complete and correct list of all Intercompany Arrangements. If, following 11:00 a.m. on the Closing Date, there are any intercompany account balances payable to the Seller by the Company, the Parties shall waive, or procure waiver of such balances in each case without any penalty or interestbeing due.”
4.Cash Distribution. Section 5.6 is amended by adding the following sentence to the end of Section 5.6:
“The Parties acknowledge and agree that, on the Closing Date, prior to Closing, the Company’s quota holders meeting has approved a resolution authorizing the distribution of €2,300,000 (the “Cash Distribution”), but that the Cash Distribution will not be paid by the Company to Seller until after the Closing, but in any event no later than July 31, 2019. The Buyer acknowledges and agrees that Seller is entitled to receive the Cash Distribution and will cause the Company to issue such payment to Seller by no later than July 31, 2019.”
5.Transfer of the CVC Equity Interest. The first sentence of Section 7.7 of the Purchase Agreement is hereby amended and restated as follows:
“The Company transferred the CVC Equity Interest to Circor Netherlands Holding B.V. (“Circor Netherlands”), an Affiliate of Seller incorporated in the Netherlands (the “CVC Transfer”) on July 24, 2019, and has submitted such CVC Transfer for approval by the applicable Chinese Governmental Authorities.”
6.Capital Reduction of CVC and Distribution. Section 7.8 of the Purchase Agreement is hereby amended and restated as follows:

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“The Company has implemented a reduction in the corporate capital of CVC of approximately €4,000,000.00 (the “CVC Capital Reduction Amount”); provided, however that such CVC Capital Reduction Amount has not yet been distributed by CVC. The Buyer acknowledges and agrees that the Company has transferred its entire equity interests in CVC to Circor Netherlands in the context of the CVC Transfer as set forth in Section 7.7. The Parties agree that funds of the CVC Capital Reduction Amount that the Company will receive following the Closing belong to the Company and will be used to pay any Withholding Taxes incurred by the Company that the Seller is required to indemnify to the Company pursuant to Section 11.2(c) (the “Withholding Tax Indemnification”). In this regard, the Parties agree that in the event the Company receives the CVC Capital Reduction Amount:
(i)    By August 12, 2019, the Company is entitled to set-off from the CVC Capital Reduction Amount any Withholding Tax Indemnification; or
(ii)    After August 12, 2019, the Seller will pay to the Company the Withholding Tax Indemnification, provided however that within two days of receipt by the Company of the CVC Capital Reduction Amount, Buyer shall cause the Company to return to Seller the entire amount of the Withholding Tax Indemnification.”
7.Indemnification by Seller. Section 11.2 of the Agreement is hereby amended as follows:
(a)    The “; or” at the end of Section 11.2(b) is replaced with “;” and the “.” at the end of Section 11.2(c) is replaced with “; or”.
(b)    The following clause is added as Section 11.2(d):
“any Losses incurred by the Company resulting from termination by the Company of Fabrizio Albino Russo.”

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8.Limits on Indemnification. Section 11.4(a) is hereby amended as follows:
(a)    The “and” immediately prior to “(ii)” is replaced with a “,” and the “.” immediately after the word “claim” in clause (ii) is replaced with “and”.
(b)    The following clause is added as Section 11.4(a)(iii):
“(iii) Section 11.2(d), exceed an amount equal to €1,000,000 plus any Earn-Out Payments effectively paid to Seller pursuant to Section 2.5 as of the date of the relevant claim.”
9.Definitions.
(a)    The definition of Working Capital shall be amended and restated as follows:
““Working Capital” means the working capital of the Company as of the close of business on the date immediately prior to the Closing Date, which the Parties have mutually determined and agreed, for all purposes hereof, to be equal to €11,000,000.”
(b)    The following definitions are eliminated: (a) “Current Assets,” (b) “Current Liabilities,” (c) “Sample Working Capital Statement,” (d) “Working Capital Excess,” and (e) “Estimated Working Capital.”
10.References. Each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.
11.Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.
12.Miscellaneous. The provisions of Article 13 (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

SELLER:

CEP Holdings Sarl

By:    /s/ David Mullen
    Name: David Mullen
    Title: Senior VP and Corporate Controller
BUYER:

P&P Flow Control AG

By:    /s/ Wilfried Drehmel
    Name: Wilfried Drehmel
    Title: CEO
By:    /s/ Ralf Nosko
    Name: Ralf Nosko
    Title: CO

[Signature Page to Quota Purchase Agreement]
SPI-900029917v22

SPI-900029917v22